UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Wyoming		91-1922225
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4/F, No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, Peoples’ Republic of China
Post Code: 102600
+86 10 6021 2222
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wenhua Guo
Chief Executive Officer
Duoyuan Digital Printing Technology Industry (China) Co., Ltd.
No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, People’s Republic of China
Post Code: 102600
+86 1380 1156 312
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Simon C.M. Luk HELLER EHRMAN LLP 35th Fl., One Exchange Square, 8 Connaught Place Central, Hong Kong Telephone: +852 2292 2000 Facsimile: +852 2292 2200	Catherine Pan HELLER EHRMAN LLP Times Square Tower, 7 Times Square New York, NY 10036 Telephone: +1 212 847 8671 Facsimile: +1 212 763 7600

As soon as practicable after effectiveness of the Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share	19,947,019	$0.81	$16,157,085.39	$496.02

(1)   Calculated based on the book value per share as of the latest practicable date pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)   Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

(3)   Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering amount multiplied by 0.0000307.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 22, 2007

PROSPECTUS

19,947,019 Shares of Common Stock

of

Asian Financial, Inc.

We are registering for resale up to 19,947,019 shares of our common stock, par value $0.001 per share, by the selling shareholders identified in this prospectus. We will not receive any of the proceeds from the disposition of these shares by the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

The selling shareholders or their permitted transferees or other successors in interest may, but are not required to, sell their common stock in a number of different ways and at varying prices. See “Plan of Distribution” on page 61 for a description of how the selling shareholders may dispose of the shares covered by this prospectus.

We intend to apply to trade our common stock on the over-the-counter market of the National Association of Securities Dealers “Electronic Bulletin Board”.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless the context specifically indicates otherwise:

1.	“Asian Financial” refers to Asian Financial, Inc.;

2.	“China,” “PRC,” and variations of these terms refer to The People’s Republic of China;

3.	“Duoyuan China” refers to Duoyuan Digital Printing Technology Industry (China) Co., Ltd.;

4.	Duoyuan Electric refers to “Beijing Duoyuan Electric Co., Ltd.”;

5.	Duoyuan Industries refers to “Duoyuan Industries (Holding) Inc.”;

6.	“Duoyuan Investments” refers to Duoyuan Investments Limited;

7.	“Hunan Duoyuan” refers to Hunan Duoyuan Printing Machinery Co., Ltd.;

8.	“Langfan Duoyuan” refers to Langfang Duoyuan Digital Technology Co., Ltd.;

9.	“the Company,” “we,” “us” and “our” refer to Asian Financial, Inc. and its subsidiaries;

10.	the Duoyuan logo is a registered stylized trademark of Duoyuan China. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective holders;

11.
translations of Chinese Renminbi, or RMB, into United States dollars are denominated using the closing exchange rates in effect as of the balance sheet date for the fiscal quarter to which the translated RMB amount relates, except as otherwise stated; and

12.	Yinghang Yinlu refers to “Beijing Yinghang Yinlu Advertising Co., Ltd.”.

PROSPECTUS SUMMARY

       The following summary highlights basic information about our business and this offering that is contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and the accompanying notes, before making a decision to invest in our common stock.

Asian Financial

Overview

We are a leading non-government owned offset printing equipment manufacturer in China. Our products cover all three stages of the offset printing process, including prepress, press and postpress. Offset presses currently generate the majority of our total sales.

We are one of the leaders in the design and development of offset printing equipment and solutions in China. We have two R&D centers located at Langfang Duoyuan and Hunan Duoyuan facilities. We believe our R&D centers are equipped with some of the best design and test tools and staffed with some of the most talented R&D staff in the industry in China, enabling us to continuously launch new products with improved quality and functionality with short time to market.

Our sales and service network consists of representative offices and agents that covers 23 provinces and over 100 cities in China. We believe this is the largest sales and service network among our competitors in China.

Over 20,000 offset printing companies in China are using our offset presses. We estimate we have a 15% market share of currently operating offset presses in China. The Print and Print Equipment Industries Association of China (“PPEIAC”) ranked us among the top three printing equipment providers in China, in terms of overall strength.

We have PRC cost advantages that enable us to offer our products at one-quarter to one-third the price of international models. Our small format presses as well as prepress and postpress solutions are manufactured in our Langfang Duoyuan facility and our large format presses are manufactured in our second facility - Hunan Duoyuan.

For the fiscal year ended June 30, 2006, we generated revenue of $43.75 million, net income of $12.90 million and net cash flow from operations of $3.67 million. For the fiscal year ended June 30, 2005, we generated revenue of $26.47 million, net income of $3.88 million and the net cash flow used in operations was $9.88 million. For the six months ended December 31, 2006, we generated revenue of $38.96 million, net income of $10.02 million and net cash flow used in operations of $1.21 million.

Industry Overview

We believe we are well positioned to benefit from the rapid growth of expenditures on equipment in printing industry in China and from the growing demand for domestic printing equipment and solutions in China.

The Printing Industry in China

As the economy is growing rapidly and the export sector is booming in China, demand for publication printing work, such as newspapers, magazines and books, etc., and commercial printing work, such as packages, corporate brochures, product categories, conference materials, etc., grows. From 2001 to 2005, the printing industry, excluding printing equipment and consumables, grew at an average rate of 12% per annum, according to the PPEIAC. In 2005, according to PPEIAC, total output value of the Chinese printing industry, excluding printing equipment and consumables, was $39 billion, an 11% increase from 2004. In dollar value, package printing is the largest category with nearly $13.5 billion in output, representing 35% of the total industry, and book and magazine printing represented the second largest category, with about 24% of total output, per PPEIAC. Contracted printing work from overseas saw the highest growth in 2005, with a 32% increase over 2004, by PPEIAC estimates. This growth was largely driven by a combination of improved printing work quality and low price charged for providing the service. Offset printing is by far the most commonly used printing method, representing about 80% of the total printing workload.

Concurrently with the growth of the industry, the number of printing companies in China is also increasing. In 2005, PPEIAC estimated there were approximately 106,000 government-licensed printing companies in China. Among these companies, about 57,000 were commercial printing companies, 39,000 package printing companies, and about 6,000 publication printing companies. The number of printing companies is growing at 3% per annum, according to PPEIAC. There are also numerous unlicensed small printing companies that are not covered by official statistics. In geographic distribution, most large and sophisticated printing companies are concentrated in coastal areas such as the Pearl River Delta region in the south, the Yangtze River Delta region in the east and the Bo Ocean Ring region in the north. The printing companies in the west, middle and northeast China are in general smaller and less sophisticated, but the total number of printing companies in those regions is large and growing more rapidly.

As the market demand for high quality printing increases, the printing industry in China is currently undergoing an important wholesale transition from single-color printing to multicolor printing. A few years ago, most high quality multicolor printing work could only be handled by large and sophisticated printing companies in the coastal areas, especially in the Pearl River Delta region. Now, almost every major city has a suburban area with concentrated printing companies that can handle a wide spectrum of printing works, from simple single-color works to fairly high quality multicolor printing works. Multicolor printing is becoming a mainstream capability that almost every printing company has to have.

The Printing Equipment Industry in China

The rapid development in the printing industry fueled the even faster growth of the printing equipment industry in China. From 2001 to 2005, the output value of the domestic printing equipment industry in China grew at an average rate of 24% per annum, according to PPEIAC. In 2005, according to PPEIAC, total output value of the Chinese printing equipment industry was about $1.38 billion, a 16.5% increase from 2004. Less than one-third of these output were exported to overseas markets; more than two-thirds were sold in the domestic market.

The printing companies in China generally have two sources from which to purchase printing equipment: domestic manufacturers and overseas manufacturers. Although domestic printing equipment industry witnessed rapid growth during the past few years, the design and engineering level of the domestic industry still cannot meet the high-end users’ requirements. Each year China still imports a large amount of high-end printing equipment, which is reflected in large import dollar value in this category of products. According to the Chinese Customs Office statistics, China imported $1.7 billion worth of printing equipment during 2005. This was about 1.7 times the amount of those made and sold domestically. Including domestically-made and imported printing equipment, the printing industry in China spent about $2.7 billion on printing equipment in 2005, up from about $1.7 billion in 2001. Printing equipment spending was growing at an average rate of about 11% per annum from 2001 to 2005. Leading domestic printing equipment manufacturers are determined to catch up with top international counterparts by investing in research and development and elevating engineering standards. As the result, they are gaining market share more quickly than overseas suppliers. Although domestically-made and sold printing equipment is still less in total dollar value purchased, the market share had improved from about 31% in 2001 to about 38% in 2005. The trends show imports of printing equipment are decreasing and exports increasing. At the same time, Chinese printing equipment manufacturers are introducing their products to the international markets. In 2005, Chinese manufacturers exported $381 million worth of printing equipment, a 39% increase from 2004 and eleven times the amount of what was exported five years ago.

Sheet-fed offset press is the largest category of printing equipment. In 2005, China imported $708 million worth of sheet-fed offset presses from overseas suppliers, almost 100% from Germany and Japan. It was growing at an average rate of 25% per annum from 2001 to 2005. Our management estimates that the market demand for sheet-fed offset press in China is about $1 billion each year. Based on industry data, our management estimates that the prepress and postpress equipment was about 5% and 10% of the market demand in China in 2005.

Our Competitive Strengths

Non-government Owned.  We believe we are the largest privately owned major offset printing equipment and solution provider in China.  As a non-government company, our focus is market-oriented and client-centric and we have an operating system that we believe enables us to introduce new technologies and launch new products faster than our domestic competitors.  In addition, we believe we have better internal control of sales and payment collection, and are more pro-active in market expansion and efficient in time to market.

PRC Cost Advantage.  Our pricing is competitive among domestic producers.  Those prices translate to about one-quarter to one-third the price of imported machines.  Our PRC cost advantages allow us to offer a quality product at a much lower price than international competitors, thus opening several markets for us outside of China.  We are currently expanding distribution to price-conscious markets like Africa, the Middle East and parts of Asia.  We are also developing a marketing strategy to offer products in some developed and western countries, where there is demand for standard machines at low costs.

Largest Sales and Service Network.  We believe we have one of the largest sales and service network of all domestic offset printing equipment producers with over 200 sales professionals covering over 100 cities and 23 provinces throughout China.  We have a wide geographic coverage and deep penetration in many local markets.  Our comprehensive service and quick response in after-sales maintenance and repair minimize downtime for our customers.

Established Market Presence.  We have established market share in China in the offset press market, particularly in the small-format segment and increasingly in the large-format segment.  Our newly acquired subsidiary, Hunan Duoyuan, which produces multicolor large-format offset presses, has a significant existing customer base, which has been accumulated over many years.  We intend to capitalize on its existing brand awareness and market share and to leverage Hunan Duoyuan’s production capacity and existing customer base to grow in multicolor and large-format offset press segments, the largest and fastest growing segments of the print equipment market.

R&D Capabilities.  We believe we have one of the largest and strongest R&D capabilities among all Chinese offset printing equipment producers.  With over 200 research and design engineers located at our two R&D facilities with total floor space of 59,180 square feet, we are confident that our R&D capabilities is one of, if not the best, in China.  This advantage enables us to compete at the forefront of new technologies and thus allows new solutions to be implemented in the marketplace in a short amount of time.

Business Strategy

Market Expansion.  Through our R&D capabilities, we can develop technologies and functions that will enable us to offer products to a wider range of geographical markets.  Currently our primary market is the PRC, however, we are building relationships to distribute to non-western countries, including countries in Africa, the Middle East, parts of Asia, and other price-conscious international markets.  Our current product lines address price-conscious markets, and we intend to further that capability by widening our reach.  We see growth potential in U.S. and western European countries in niche sectors of the printing market.  Because we offer our products at about a 50% - 60% discount to our major international competitors, we believe we can begin to capture mainstream printing sectors of the U.S. and additional western markets.  Current trends in western markets have included the addition of printing enhancements for more complex printing projects.  These products come from our competitors in Germany and Japan, but at higher costs.  We believe we can offer standard printing presses to this market at half the cost of our competitors.

Increase Pre- and Postpress Products.  We plan to offer more products in both the pre- and postpress segments.  In prepress, our CTP systems are experiencing strong growth. We plan to increase production and market expansion in this segment.  In postpress, we currently offer an automatic booklet makers and automatic cutters, both of which we plan to push into new markets. In addition, we have several other postpress equipment in trial production, which will be introduced into the market. We also plan on developing multicolor offset presses with maximum sheet width of 1,040 mm (40.94 inches) to widen its large-format multicolor press offering.

Reach Western Product Standards.  Our PRC cost advantage is principally attributed to lower labor costs, however, our international competitors mainly German and Japanese companies, offer presses with increased functionality and durability for which western and more developed markets are accustomed.  We intend to reach these western standards through continuing R&D in new materials and design, while still maintaining the cost advantage.

Growth Through Acquisition.  We intend to grow our business through strategic acquisitions of related printing software and hardware developers and their technologies. Specifically, we plan to acquire workflow management solution to integrate our prepress, press and post-press equipment solution.

Company Information

We were originally organized under the laws of the State of Nevada on August 10, 1998 to engage in any lawful activity. On July 27, 2005, we merged with Asian Financial, a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming. On August 31, 2006, Asian Financial entered into a definitive Equity Transfer Agreement with Duoyuan Investments, a British Virgin Islands company with operating subsidiaries in the People’s Republic of China. In accordance with the Equity Transfer Agreement, Asian Financial issued to Duoyuan Investments 47,100,462 shares of its common stock to purchase all of the equity interest of Duoyuan China (the “Equity Transfer”). As a result, Duoyuan China became Asian Financial’s wholly-owned subsidiary, and Wenhua Guo, the sole shareholder of Duoyuan Investments, became the controlling shareholder of Asian Financial. Since the inception of Asian Financial and until the Equity Transfer, Asian Financial had not commenced operations and had not generated any revenues, and Asian Financial had no employees other than officers or directors. Upon the closing of the Equity Transfer on October 6, 2006, Asian Financial commenced its present line of business.

Our principal executive offices are located on 4/F, No. 3 Jinyuan Road, Daxing District Industrial Development Zone, Beijing, Peoples’ Republic of China, Post Code: 102600 and our telephone number is +86 10 6021 2222.

We are planning to establish an English language website to provide access to information about our corporation.

The Offering

Common stock offered by selling shareholders	Up to 19,947,019 shares

Common stock outstanding
As of March 1, 2007, we have 67,047,481 shares of our common stock outstanding. As of the same date, warrants to purchase 1,644,702 shares of our common stock have been granted. No warrant has been exercised up to now. See “Description of Our Common Stock.”

Use of proceeds	The selling shareholders will receive all net proceeds from the offering of our common stock covered by this prospectus. We will not receive any proceeds from this offering.

Plan of Distribution
The offering is made by the selling shareholders named in this prospectus, to the extent that they sell any shares of common stock. Sales may be made in the open market or in privately negotiated transactions, at fixed or negotiated prices. See “Plan of Distribution.”

OTC Bulletin Board / Nasdaq National Market symbol	We plan to apply to trade on the OTC Bulletin Board in May 2007.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary Consolidated Financial Data

You should read the summary consolidated financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. The consolidated statements of income data for each of the three years ended June 30, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of June 30, 2005 and 2006 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. We prepared the unaudited consolidated financial information on the same basis as the audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of its financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for future periods.

Consolidated Statements of Income Data (in thousand)	Years Ended June 30,			Six Months Ended December 31,
	2004	2005	2006	2005	2006
				(Unaudited)	(Unaudited)
Revenues	$12,891	$26,469	$43,747	$22,262	$38,958

Cost of sales	8,924	16,887	22,478	11,562	21,444

Gross profit	3,967	9,582	21,269	10,700	17,514

Selling, general and administrative expenses	4,364	6,111	7,686	2,312	6,046

Income (loss) from operations	(397)	3,471	13,583	8,388	11,468

Other income (expense), net	36	492	(239)	(281)	(335)

Income before minority interests and provision for income taxes	(361)	3,963	13,344	8,107	11,133

Minority interest	4	86	187	131	175

Provision for income taxes	0	0	261	0	939

Net income (loss)	$(365)	3,877	12,896	7,976	10,019

Other comprehensive income
Foreign currency translation adjustment	0	0	426	254	691

Comprehensive income (loss)	(365)	3,877	13,322	8,230	10,710

The following table presents consolidated balance sheet data (in thousand):

	June 30,			December 31,
	2004	2005	2006	2006
				(Unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$928	$294	$3,740	$22,914
Working capital	(8,341)	(6,405)	6,945	38,133
Total assets	30,145	37,467	50,544	74,851
Total liabilities	25,047	28,406	27,962	19,879
Minority Interests	241	327	527	717
Total shareholders’ equity	4,856	8,734	22,055	54,255

Consolidated Statements of Cash Flows Data:
Cash flow provided by (used in) operating activities	$1,139	$(9,883)	$3,668	$(1,206)
Cash flow used in investing activities	(5,804)	(2,609)	(298)	(1,193)

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

We conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of Duoyuan China and its subsidiaries. As a result, we are dependent upon the performance of Duoyuan China and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Duoyuan China’ and its subsidiaries’ liabilities and obligations have been paid in full.

The Market for Offset Presses is very Competitive.

The printing equipment industry is extremely competitive. Our small-format offset presses compete against several top-tier domestic companies such as Yinkou Gronhi Printing Machinery Co., Ltd., Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd., Shandong Weihai Printing Machinery Co., Ltd., Shandong Weifang Huaguang Printing Machinery Co., Ltd., and Beiren No. 2 Printing Machinery Co., Ltd. Our large-format presses compete against Beiren Printing Machinery Holdings Limited, Shanghai Electric Printing & Package Machinery Co., Ltd., and Zhongjing Group. We also compete with German and Japanese companies for market share. The market share of our overseas competitors in 2005 in the PRC was estimated to be between 60-70%. Their annual growth in 2003 was 49%. It dropped to 24% in 2004 and dropped further to 12% in 2005 due to the rapid growth of Chinese press manufacturers. The main competitive advantages of our overseas competitors are in their branding, financial capability, quality, design and functionalities. The weakness of the overseas competitors is that the price of their products are generally 3-4 times higher than that of the presses produced by Chinese local companies, and Chinese local companies are catching up on quality, design and functionalities, while still maintaining their price advantage.

Some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than us and have achieved greater name recognition for their products and technologies than us. Because of this, we may not be able to successfully increase our market penetration or our overall share of the printer market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, and loss of market share which could require increased investments in inventory, research and development, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better performance. We may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions, including warranty costs.

Customers may defer their purchasing decisions in anticipation of the introduction of new products or the actual introduction of new products by us or our competitors. If we fail to address these competitive challenges, there could be a material adverse effect upon our business, consolidated results of operations and financial condition.

We do not typically have long term purchase contracts with our customers and our customers have in the past and could at any time in the future, reduce or cease purchasing products from us, harming our operating results and business.

We typically do not have long-term volume purchase contracts with our customers, and they are not obligated to purchase products from us. Accordingly, our customers could at any time reduce their purchases from us or cease purchasing our products altogether. In addition, any decline in demand for our products and any other negative development affecting our major customers or the printing industry in general, would likely harm our results of operations. For example, several of our customers have in the past experienced serious financial difficulties which led to a decline in sales of our products to these customers. If any significant customers should face such difficulties in the future, our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to products we have manufactured for these customers.

In addition, a significant portion of our operating expenses are fixed in advance based on projected sales levels and margins, sales forecasts from our customers and product development programs. A substantial portion of our backlog is scheduled for delivery within 90 days or less and our customers may cancel orders and change volume levels or delivery times for products they have ordered from us without penalty. Accordingly, if sales to our customers are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by our inability to adjust spending in the short term to compensate for this shortfall.

If demand for our products declines in the major end markets that we serve, our selling prices and overall sales will decrease. Even if the demand for our products increases, when such increase cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Demand for our products is affected by a number of factors, including the general demand for the products in the end markets that we serve and the price attractiveness. A vast majority of our sales revenues are derived from customers who use our products to provide commercial printing services. Any significant decrease in the demand for commercial printing services may result in a decrease in the demand for our offset presses and a decrease in our revenues and earnings. A variety of factors, including economic, regulatory, political and social instability could contribute to a slowdown in the demand for commercial printing services because demand for commercial printing services is highly correlated with general economic activities. In addition, the average price charged to regular and low-end commercial printing services has been on the downward trend and the average selling price of offset presses has also been on the downward trend. As a result, even if the demand for our products increases, when the increase of demand cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Increased costs for manufactured components and raw materials may adversely affect our profitability. The cessation of tax exemptions and deductions by the Chinese government may also affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including steel, iron, rubber rollers and electronic components. Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of the components and materials could materially increase our operating costs and adversely affect our profit margins and profitability.

The cessation of tax exemptions and deduction is another factor that may effect our profitability. The policy of the Chinese government for tax exemptions has a limited time period. A foreign invested entity like us is entitled to tax exemptions for two years after it becomes profitable and tax reduction for the subsequent three years. The tax exemptions or reductions we used to receive have expired or will expire in fiscal 2006, which may affect our ability to continue to be profitable in the future.

We face competition from other suppliers and if we are not able to compete successfully, our business may be harmed.

The digital printing marketplace is highly competitive which is characterized by rapid technological changes. We compete against a number of other suppliers of offset presses. Although we attempt to develop and support innovative products that our customers demand, products or technologies developed by competing suppliers could render our products or technologies obsolete or noncompetitive.

We may face increased risk of inventory obsolescence related to our offset presses.

We procure raw materials and build our offset presses based on our sales forecasts. If we do not accurately forecast demand for our products, we may end up with excess inventory, or we may lose sales because we do not have the correct products available for sale. If we have excess printing machines or other products we may have to lower prices to stimulate demand. We may also run the risk that our inventory of raw materials may become obsolete. If we do not sell such components before the end of their shelf life, they will no longer be sellable and will have to be expensed.

Our products might contain undetected defects that are not discovered until after shipping.

Our products consist of hardware and software developed by us and others. Although we have strict quality control over our products and we have not in the past discovered any material software and hardware errors resulting in significant warranty expense or other expenses, our products might contain undetected errors. Errors could also be found in new versions of our products after commencement of commercial shipment and any such errors could result in a loss or delay in market acceptance of such products and thus harm our reputation and revenues. In addition, errors in our products, including errors in licensed third party software, detected prior to new product releases could result in delays in the introduction of new products and our incurring additional expenses, which could harm our operating results.

We operate in an industry characterized by fast technological change and evolving industry standards.

The printing industry is extremely competitive and is characterized by fast technological change, frequent new product developments, periodic product obsolescence, higher industry standards, changing information technologies and evolving distribution-channels. We must adapt quickly to changing technological, application and solutions needs, and the introduction of new technologies and products offering improved features and functionality. We could incur substantial cost to keep pace with the technological changes, and may not be able to adapt to these changes.

Although we believe that we currently compete favorably with respect to these characteristics, this may change in the future. Our future success largely depends upon our ability to continuously develop new products with the quality levels customers demand, and develop new services and solutions. We spend a greater amount on research and development than the industry average because we believe that providing innovative products and solutions is important to our future operations. In spite of our efforts, we may fail to develop new products.

Additionally, the new products we develop may not achieve market acceptance or may not be manufactured at competitive costs or in sufficient volume due to competitive pressures, our consolidated results of operations could be affected. We cannot guarantee the success of our research and development efforts.

Our failure to enhance our existing products, services and solutions or to develop and introduce new products, services and solutions that meet changing customer requirements and evolving technological standards would adversely impact our ability to sell our products.

We have sustained losses in the past and cannot guarantee profitability in the future.

Although Duoyuan China and Langfang Duoyuan have been profitable since the fiscal year ended June 30, 2004 and Hunan Duoyuan has been profitable since the fiscal year ended June 30, 2005, there is no assurance that we will remain profitable in the future. A variety of factors may cause our operating results to decline and financial condition to worsen, including:

•	Competitors offering comparable products at cheaper prices;

•	Continuing downward pressure on the average selling prices of our products caused by intense competition in our industry and other reasons;

•	Superior product innovations by competitors;

•	Rising raw materials cost;

•	Changes to management and key personnel; and

•	Increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as Duoyuan seeks to grow our business.

As a result of these and additional factors, we could fail to achieve our revenue targets or experience higher than expected operating expenses, or both. As a result, we cannot assure you that we will remain profitable in the future.

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have a limited operating history with respect to our current business, which may not provide a sufficient basis on which to evaluate our business or future prospects. Although our sales have grown rapidly in recent years, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Significant failure to realize anticipated sales growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	Implement our business model and strategy and adapt and modify them as needed;

•	Maintain our current, and develop new, relationships with customers;

•	Manage our expanding operations and product offerings, including the integration of any future acquisitions;

•	Maintain adequate control of expenses;

•	Attract, retain and motivate qualified personnel;

•	Protect our reputation and enhance customer loyalty; and

•
Anticipate and adapt to changing conditions in the offset printing industry and other markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may not be able to sustain our current growth rates, and even if we maintain them, we are susceptible to many challenges relating to our growth.

We have experienced significant growth in the scope and complexity of our business. Net sales have grown from approximately $5 million in fiscal 2003 to approximately $12.9 million in fiscal 2004 to approximately $26.5 million in fiscal 2005 and to approximately $43.7 million in fiscal 2006. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, enhance our technological capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures. To successfully manage our growth, we believe we must effectively:

•	Hire, train, integrate and manage additional qualified engineers, sales and marketing personnel and financial and information technology personnel;

•	Implement additional and improve existing administrative, financial and operations systems, procedures and controls;

•	Continue to enhance manufacturing and customer resource management systems;

•	Continue to expand and upgrade our multicolor presses;

•	Manage multiple relationships with foundries, distributors, suppliers and certain other third parties; and

•	Manage our financial condition.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for our products. If the timing of our expansion does not match market demand, our business strategy may need to be revised, and there could be delays in our roll-out of new products, which may adversely affect our growth and future prospects. If we over-expand and demand for our products does not increase as we may have projected, our financial results will be materially and adversely affected. However, if we do not expand, and demand for our products increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale. In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected. Moreover, if we do not properly allocate our resources in line with future demand for particular products, we may miss changing market opportunities and our business and financial results could be materially and adversely affected. We cannot assure you that we will be able to successfully sustain our current growth rate or that we will be able to manage our growth in the future.

The loss of key personnel or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Guo Wenhua, our Chief Executive Officer. In addition, our engineers and other key technical personnel are a significant asset and are the source of our technological and product innovations. We believe our future success will depend upon our ability to retain these key employees and ability to attract and retain other skilled managerial, engineering, technical and sales and marketing personnel. The competition for such personnel, particularly technical personnel, is intense in the industry in which we operate. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth. Despite the incentives we provide, our current employees may not continue to work for us, and if additional personnel were required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth. In addition, we do not maintain “key person” life insurance for any of our senior management or other key employees. The loss of the key employees or the inability to attract or retain qualified personnel, including engineers, could delay the development and introduction of, and have an adverse effect on our ability to sell our products as well as our overall growth.

In addition, if any other members of our senior management or any of our other key personnel joins a competitor or forms a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members. Substantially all of our senior executives and key personnel have entered into confidentiality and non-disclosure agreements with us. In the event of a dispute between senior executives or key personnel and us, there is no assurance that the extent, if any, to which these provisions may be enforceable in China due to uncertainties involving the Chinese legal system.

We may be unsuccessful in developing and selling new products or in penetrating new markets required to maintain or expand our business.

Our revenue growth has been primarily from sales of our offset presses. Our future success depends, in part, on our ability to develop successful new offset presses solutions in a cost-effective and timely manner. We continually evaluate expenditures for planned product developments and choose among alternatives based upon our expectations of future market trends. The development of our offset printing solutions is highly complex, and successful product development and market acceptance of our products depends on a number of factors, including:

•	Our accurate prediction of the changing requirements of our customers;

•	Our timely completion and introduction of new designs;

•	The quality, price and performance of our products and those of our competitors;

•	Our management of our sales channels; and

•	Our customer service capabilities and responsiveness.

Failure to protect our proprietary technologies or maintain the right to certain technologies may negatively affect our ability to compete.

We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have also entered into confidentiality or license agreements with our employees, business partners and other third parties, and have implemented procedures to control access to and distribution of our documentation and other proprietary information. Despite these efforts, we cannot assure you that these measures will provide adequate protection of our intellectual property rights. Further, these agreements do not prevent others from independently developing technologies that are equivalent to or superior to our technology. In addition, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in the PRC, where the laws may not protect our proprietary rights as fully as do the laws of the United States.

We currently have three patents registered and a few patent applications pending in China. We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable or provide only limited protection for our technologies. We also cannot be certain that others will not design around our patented technology, independently develop our unpatented proprietary technology or develop effective competing technologies on their own.

We will incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that a private company does not incur. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and stock exchanges have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, as a result of becoming a public company, we added independent directors, created additional board committees and intend to adopt additional policies regarding internal controls and disclosure controls and procedures. We will incur additional costs associated with public company reporting requirements and compliance with the internal controls of Section 404 of the Sarbanes-Oxley Act of 2002. We also expect these new rules and regulations will make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance. As a result, our general and administrative expenses will likely increase and it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Mr. Wenhua Guo, our Chief Executive Officer, controls approximately 70.4% of our outstanding common shares and may have conflict of interest with our minority shareholders.

Mr. Wenhua Guo, our Chief Executive Officer, beneficially owns approximately 70.4% of the outstanding shares of our common stock.  As a result of being the majority shareholder, for transactions that require shareholders approval, he has control over decisions to enter into any of them, which could result in the approval of transactions that might not maximize shareholders’ value, and has the ability to prevent entry into any of them.  In addition, he can control the election of members of the Company’s board, have the ability to appoint new members to the Company’s management team and control the outcome of matters submitted to a vote of the holders of the Company’s common stock.  The interests of Mr. Wenhua Guo may at times conflict with the interests of our other shareholders.

We are required to pay liquidated damages to some of the Selling Shareholders who purchased shares under the Securities Purchase Agreement and the amount of such liquidated damages, which cannot be determined today, may adversely affect our results of operation.

Under the Registration Rights Agreement, if: (a) the registration statement is not filed with or declared effective by the SEC within the prescribed time limit, (b) a final prospectus is not filed with the SEC one business day after the registration statement is declared effective by the SEC, or (c) after it has been declared effective, the registration statement ceases to be effective for more than an aggregate of 45 trading days, (a), (b), (c) each an "Event", then on the date of such Event and on its monthly anniversary, we are required to pay to each investor who purchased our shares in the private placement which closed on November 2, 2006 as liquidated damages equal to 1% of the aggregate investment amount paid by each such investor under the Securities Purchase Agreement ("the Purchase Agreement"); provided however that the total amount of liquidated damages payable by us pursuant to all Events shall be capped at an aggregate of 8% of the aggregate investment amount paid by such investors under the Purchase Agreement. In addition, partial liquidated damages shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event. As we did not file the registration statement by January 31, 2007, as of the date of the filing of this registration statement, we are required to pay more than 2% of the aggregate investment amount paid by each investor under the Purchase Agreement. In addition, if the registration statement is not declared effective by April 2, 2007, we have to pay additional liquidated damages to our investors. But in any event, the total amount of liquidated damages payable by us shall be capped at an aggregate of 8% of the aggregate investment amount paid by the investors under the Purchase Agreement. We cannot determine the amount of such liquidated damages as of today and payment of such liquidated damages may adversely affect our results of operation, in particular our earnings results.

Risks Related to Doing Business in China

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside of the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions. These factors may have a material adverse effect on our operations, results of operations and financial condition.

Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales by targeting markets outside of China, such as the United States. Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers. These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements. There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets are located outside of the United States and most of our officers and directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for our management to forecast the Company’s needs and to present the results of operations accurately at all times.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuations may adversely affect our operating margins.

The majority of our revenues are in Chinese currency. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The significant but uneven growth in the economy of China in the past 20 years could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on the Company.

Government control of currency conversion and future movements in exchange rates may adversely affect the Company’s operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China. A portion of such revenues may be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court. Although the Chinese government has introduced new laws and regulations to modernize its business, securities and tax systems, China does not yet possess a comprehensive body of business law. Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations. Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

All our assets are located in China. In addition, all of our officers, and all but two of our directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States. Moreover, there is uncertainty that the courts of China would enforce judgments of United States courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This filing contains certain forward-looking statements. When used in this filing or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this filing are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur.  We qualify any and all of our forward-looking statements entirely by these cautionary factors.  As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DETERMINATION OF OFFERING PRICE

The selling shareholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

DILUTION

Because the selling shareholders are offering for sale of shares of our common stock that are already issued and outstanding, the sale by the selling shareholders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our shareholders.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Currently there is no public trading market for the Company’s securities. No dividends have been declared or paid on the Company’s securities.

SELECTED FINANCIAL INFORMATION

The following summary of consolidated financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto that are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.  Certain factors that affect the comparability of the information set forth in the following table are described in the notes to those financial statements.  When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended June, 30					December 31,
	2002	2003	2004	2005	2006	2005	2006
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(in thousands, except for per share amount)
Statement of operations data:

Revenue	$44	$5,512	$12,891	$26,469	$43,747	$22,262	$38,958

Cost of sales	39	4,452	8,924	16,887	22,478	11,562	21,444

Gross profit	5	1,060	3,967	9,582	21,269	10,700	17,514

Selling, general and administrative expenses	32	1,696	4,364	6,111	7,686	2,312	6,046

(Loss) Income from operations	(27)	(636)	(397)	3,471	13,583	8,388	11,468

Other income (expense), net	0	0	36	492	(239)	(281)	(335)

(Loss) Income before minority interests and
provision for income taxes	(27)	(636)	(361)	3,963	13,344	8,107	11,133

Minority interest	0	0	4	86	187	131	175

Provision for income taxes	0	0	0	0	261	0	939

Net (Loss) income	(27)	(636)	(365)	3,877	12,896	7,976	10,019

Comprehensive income
Foreign currency translation adjustment	0	0	0	0	426	254	691

Comprehensive (loss) income	(27)	(636)	(365)	3,877	13,322	8,230	10,710

EPS - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$0.08	$0.25	$0.16	$0.18

Weighted average number of sahres
outstanding - basic and diluted	50,600	50,600	50,600	50,600	50,600	50,600	56,533

Exchange Rate Information

As of March 1, 2007, the latest practicable date, the exchange rate between Renminbi and U.S. dollars is 7.7472. The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

Period	Period End	Average	High	Low
2001	8.2766	8.2773	8.2776	8.2761
2002	8.2773	8.2771	8.2800	8.2765
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2767	8.2774	8.2764
2005	8.0702	8.1788	8.2765	8.0702
2006	8.01	8.08	8.27	7.97

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” This section should be read in conjunction with our consolidated financial statements.

The following discussion presents information on our business on a consolidated basis and analyzes its financial condition and results of operations for the years ended June 30, 2004, 2005 and 2006, and six months ended December 31, 2005 and 2006.

Overview

After the Equity Transfer, through the control of Duoyuan China and its subsidiaries, Hunan Duoyuan and Langfang Duoyuan, we became a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry. Until our acquisition of Duoyuan, our operations were limited, and our business strategy was to seek merger or acquisition candidates.

Our Corporate History

We were originally organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming. Since our inception and until the Equity Transfer, we had not commenced operations and had not generated any revenues, and we had had no employees other than officers or directors.

Our Business

We are engaged in the business of manufacturing and marketing commercial offset printers and related solution in PRC. We combine technical innovation with PRC cost advantages to offer a broad range of offset printing equipment at substantial price discounts to western models. Headquartered in Beijing, we believe we are currently the largest non-government owned offset printer manufacturer in China in terms of revenue.

Our products cover all three stages of the offset printing process, including prepress, press, and postpress. Our press products include four types of offset printing presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses. We have manufacturing facilities in Langfang Duoyuan and Hunan Duoyuan. To serve the Chinese market, we have developed a distribution and service network that has a presence in over 100 cities in China. We believe that our sales and service network is the largest in China. We also have an in-house marketing team of over 200 specialists, composed of seven regional teams.

As a result of strong growth in all forms of printed media, the demand for commercial printing equipment in China continues to rise. According to the PPEIAC of China, total output value of Chinese printing services was US$35.1 billion in 2005. Pira International, a UK-based printing industry consultancy, estimates this figure to nearly double to US$62 billion by 2010. By offering better prices than Western competitors and better flexibility, speed and service than state-owned Chinese competitors, we have achieved an increasing share of the printer market in China. We estimate a 15% market share of total number of offset presses in operation in China. The PPEIAC rank us among the top three printing equipment providers in China, in terms of overall strength.

While our primary market is the PRC, where we distribute nationally, we are currently in the process of setting up export relationships to certain countries, including Africa, the Middle East and certain parts of Asia where customers seek a similar quality and price standard as China. Our mid- to long-term plan is to produce products for niche markets in the developed Western markets.

Uncertainties that Affect Our Financial Condition

In addition to the uncertainties related to the political, economic and currency environments in China, the primary challenge to us is the ability to continue following and leading the technical advancement in the offset printing industry in China, launching new products and upgraded version of products that will be accepted by our customers, providing products and services in a cost-effective way to remain profitable, and protecting our own intellectual property rights to fend off imitations and copycats.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section are based upon the consolidated financial statements of Duoyuan China and its subsidiaries, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of the financial statements we are required to make estimates and judgment that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. We base our estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” we identified the most critical accounting principals upon which its financial status depends. We determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. We present these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue Recognition

The Company recognizes revenue pursuant to SAB104. Revenue is recorded when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Accounts Receivable

The Company’s business operations are conducted in the PRC. During the normal course of business, the Company extends unsecured credit to its customers. Management reviews accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate, including analyzing the age of receivable and the financial condition of each customer. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable.

Inventories

Inventories are recorded at the lower of cost or market, using the weighted average method. The Company reviews its inventory on a regular basis for possible obsolete goods determined by looking at the shelf life of the products as well as reviewing product demand from its customers to determine if any reserves are necessary for potential obsolescence.  As of December 31, 2006 and June 30, 2006, 2005 and 2004, the Company has determined that no reserves are necessary.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments as of March 1, 2007. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table.

Obligations	Total	Less than 1 Year
Long Term Debt Obligations	-	-

Capital Lease Obligations	-	-

Operating Lease Obligations[1]	$191,576	$191,576

Purchase Obligations	$-	$-
Total	$191,576	$191,576

1  The operating lease obligations consist of two parts. First, we have a long-term bus lease agreement with a bus leasing company. We use these buses to pick up employees in Beijing and Langfang and send them to work in our Langfang Duoyuan facility. We sign annual agreement with the bus lease company. The total payment for a year is $46,468. Second, Duoyuan China has a five years office lease agreement with Duoyuan Water Environment (China). This agreement will expire in 2008. The remaining rent commitment is $145,108. We expect to renew our office lease agreement on the same terms.

We plan to finance our contractual obligations with cash from operation and from the recent fund raised.

Results of Operations

Comparison of the six months ended December 31, 2006 and 2005

Net Revenue. Net Revenues were $39.0 million for the six months ended December 31, 2006, an increase of $16.7 million, or 75.0%, compared to $22.3 million for the same period last year. This increase in net revenue was mainly attributed to continued growth in sales of our multicolor offset printing presses as well as to increased unit pricing. On one hand, the market demand for multicolor presses continued to grow during the second half of calendar 2006. One the other hand, we kept expanding our sales network for multicolor presses. The combined effect was higher number of multicolor presses sold. At the same time, we were continuously improving our processing techniques, resulting in improved quality of our parts and components as well as the improved quality of whole printing presses. In addition, we continuously applied our technical developments onto our products, resulting in better performance and enhanced functionalities of our printing presses.

Cost of Sales. Cost of sales was $21.4 million for the six months ended December 31, 2006, an increase of $9.8 million, or 85.5%, compared to $11.6 million for the same period last year. This increase was higher than the increase in net revenue. As a percentage of net revenue, the costs of sales for the six months ended December 31, 2006 and 2005 were 55.0% and 51.9%, respectively. The increase of cost of sales as a percentage of net revenue was mainly attributed to higher labor cost paid to more skilled workers as we make and sell more large-format printing presses. In addition, some of the parts and components we purchased from outside suppliers had more functionalities, which cost more.

Gross Profit. Gross profit was $17.5 million for the six months ended December 31, 2006, an increase of $6.8 million, or 63.6%, compared to $10.7 million for the same period last year. The overall gross profit margin was 45.0% and 48.1% for the six months ended December 31, 2006 and 2005, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $6.0 million for the six months ended December 31, 2006, an increase of $3.7 million, or 160.9%, compared to $2.3 million for the same period last year.  The increase was mainly due to increased expenses incurred from attending more industrial exhibitions and generating more advertisement and commission expenses during the six months ended December 31, 2006 compared to the same period last year. As a percentage of revenues, selling, general and administrative expenses were 15.5% and 10.4% for the six months ended December 31, 2006 and 2005, respectively.

Income from Operations. Income from operations was $11.5 million for the six months ended December 31, 2006, an increase of 36.7%, compared to $8.4 million in the prior period last year. The increase was due to increased unit sales of multicolor offset printing presses as well as an increase in unit pricing which was offset by increased administrative costs primarily due to advertising.

Other Income / (Expense). Other expense was $335,385 for the six months ended December 31, 2006, an increase of $54,323, or 19.3%, compared to $281,062 for the same period in the prior year. Other expenses were mainly finance expense incurred by Duoyuan China. During the six months ended December 31, 2005, Langfang Duoyuan had some non-operating income from rental income to offset the other expenses. Such rental income ceased  in 2006, causing relative increase in other expenses in the six months ended December 31, 2006.

Provision for Income Taxes.  Provision for income taxes for the six months ended December 31, 2006 and 2005 were $939,478 and $0, respectively. Duoyuan China started to pay income tax since January 1, 2006. The current income tax rate for Duoyuan China is 16.5% of taxable income. The current income tax rate will last until December 31, 2008, after which the income tax rate will be 33% under the prevailing tax rule.

Net Income. Net income was $10.2 million for the six months ended December 31, 2006, an increase of 25.6%, compared to $8.0 million in the same period last year. The overall increase was attributed to higher unit sales combined with a slight increase in the price charged per unit which was offset by advertising costs and income taxes expenses.

Comparison of the Years Ended June 30, 2006 and 2005

Net Revenue.  Net Revenues were $43.7 million for the year ended June 30, 2006, an increase of $17.2 million, or 65.3%, compared to $26.5 million for the year ended June 30, 2005. This increase was mainly attributed to continued increase in sales of our multicolor offset printing presses as a result of new models offered and growth in our sales channels. The demand for higher quality and color-printing service continued to grow rapidly during our fiscal year 2006, resulting in continued increase in market demand for multicolor printing presses. Due to significantly higher technical and capital entry barrier, only a few companies are able to supply multicolor presses, which have much higher average unit price than that of single-color presses. At the same time, revenue from large-format multicolor offset press increased significantly too. It was mainly driven by Duoyuan China’s acquisition and successful post-acquisition development of Hunan Printing Machinery - now Hunan Duoyuan - which is one of the major large-format offset press suppliers in China. This acquisition and post-acquisition development greatly increased Duoyuan China’s production capacity of large-format presses and added new models to the product portfolio to meet the market demand. In single-color press product, the general market condition is such that the unit price continued to drop during fiscal 2006 due to low technical entry barrier and fierce competition in pricing. Relying on the superb product quality and established brand, Duoyuan China’s strategy is to avoid competition at lower end and supply premier products at premier prices. In fiscal year 2006, Duoyuan China continued to shift more resources to produce and market multicolor presses. The number of small-format single-color press unit sold decreased. At the same time, Duoyuan China reduced the prices of the old models of single-color presses to clear the inventory and prepare for the launch of new models. The combined effect of reduced number of unit sold and reduced average price resulted in a slight revenue decrease in single-color press product.

Cost of Sales. Cost of sales was $22.5 million for the year ended June 30, 2006, an increase of $5.6 million, or 33.1%, compared to $16.9 million for the year ended June 30, 2005.  This increase was noticeably lower than the increase in the revenues.  As a percentage of revenues, the costs of sales for the year ended June 30, 2006 and 2005 were 51.4% and 63.8%, respectively.  The decrease in cost of sales as a percentage of revenues was mainly attributed to larger percentage of sales revenue from higher margin multicolor presses and increased in-house processing work, and to a lesser extent attributed to the decrease of steel prices. Because of the continued strategic shift to produce and sell more multicolor presses, our average selling price and gross margin continued to increase in fiscal year 2006. After we acquired Hunan Duoyuan, we now own and continuously improve our in-house casting and molding capability. We now produce more parts and components by ourselves, instead of outsourcing from outside suppliers. This helped us to reduce parts and component costs. Our printing presses are mainly made of steel. Steel consists of a significant part of cost of sales for our products. Steel prices in China increased significantly during our fiscal year 2005 but dropped to long-term historical average during fiscal year 2006, which to certain extent eased the cost pressure in our material purchase.

Gross Profit.  Gross profit was $21.3 million for the year ended June 30, 2006, an increase of $11.7 million, or 122.0%, compared to $9.6 million for the year ended June 30, 2005.  The overall gross profit margin was 48.6% and 36.2% for the year ended June 30, 2006 and 2005, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $7.7 million for the year ended June 30, 2006, an increase of $1.6 million, or 25.8%, compared to $6.1 million for the prior year.  The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses and the cost associated to prepare for entry into the international offset markets.  As a percentage of revenues, selling, general and administrative expenses were 17.6% and 23.1% for the year ended June 30, 2006 and 2005, respectively.  The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2006 was attributable to the significant increase in revenues.

Income from Operations. Income from operations was $13.6 million for the year ended June 30, 2006, an increase of 291.3%, compared to $3.5 million the prior year for the aforementioned reasons.

Other Income / (Expense).  Other expenses amounted to $238,974 for the year ended June 30, 2006, compared to income of $492,287 for the prior year.  In fiscal year 2005, Langfang Duoyuan received rental income by leasing part of their plant to a third-party manufacturer. In addition, Duoyuan China also had income from the disposal of scrap steel, generated during the course of press production. In 2006, the rental income ceased and the income from scrap steel sales decreased as Duoyuan China now recycles more and more of these scrap steel in its own foundry plant. Other expenses consisted mainly of interest expense on short-term borrowings from local banks.

Provision for Income Taxes.  Provision for income taxes for the year ended June 30, 2006 and 2005 were $261,133 and $0, respectively. Duoyuan China started to pay income tax for the year ended 30, 2006 and was exempted to pay income taxes for year ended 30, 2005.

Net Income. Net income was $12.9 million for the year ended June 30, 2006, an increase of 235.9%, compared to $3.9 million in the prior year for the aforementioned reasons.

Comparison of the Year Ended June 30, 2005 and 2004

Net Revenues. Net revenues were $26.5 million for the year ended June 30, 2005, an increase of $13.6 million, or 105.4%, compared to $12.9 million for the prior year. This increase was mainly attributed to significant increase in sales of small-format multicolor offset presses, large-format single-color and multicolor offset presses. The demand for higher quality and color-printing service continued to grow rapidly during fiscal year 2005, resulting in growing demand for multicolor printing presses. Revenue from small-format multicolor offset presses more than doubled in fiscal 2005 mainly because of a combination of new model offering and further development of sales channels for multicolor presses. At the same time, market demand continued to be strong for these type of presses. The significant revenue increase in large-format single-color and multicolor offset press was mainly driven by our acquisition of Hunan Printing Machinery, which is one of the major large-format offset press suppliers in China. This acquisition greatly increased our production capacity of large-format presses and added new large-format multicolor press models to the product portfolio to meet the market demand. In small-format single-color press segment, the general market condition is that the unit price continued to drop during fiscal 2005 due to low technical entry barrier and fierce competition in pricing. Relying on the superb product quality and established brand, our strategy in this segment is to avoid competition at lower end but to supply premier products at premier prices. In fiscal 2005, we managed to increase both the small-format single-color press unit sold and the average price, resulting in a revenue increase in this segment. We also started sales of CTP system in the third quarter of fiscal 2005.

Cost of Sales. Cost of sales was $16.9 million for the year ended June 30, 2005, an increase of $8.0 million, or 89.2%, compared to $8.9 million for the year ended June 30, 2004. This increase was noticeably lower than the increase in the revenues. As a percentage of revenues, the cost of sales for the year ended June 30, 2005 and 2004 was 63.8% and 69.2%, respectively. The decrease in cost of sales as a percentage of revenues was attributed to the sale of higher margin products, partially offset by the increase of steel prices. Because of the strategic shift to focus on multicolor presses and to provide premier single-color presses, unit prices and margins for all of our presses except for large-format single-color presses increased in fiscal year 2005. We purchase components and parts mainly made of steel as our main raw materials for production. Steel is a significant part of cost of sales for our products. Steel prices in China increased significantly during our fiscal year 2005, partly offsetting the reduction in cost of sales.

Gross Profit. Gross profit was $9.6 million for the year ended June 30, 2005, an increase of $5.6 million, or 142%, compared to $4.0 million for the year ended June 30, 2004. The overall gross profit margin was 36.2% and 30.8% for the year ended June 30, 2005 and 2004, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $6.1 million for the year ended June 30, 2005, an increase of $1.7 million, or 40.0%, compared to $4.4 million for the prior year. The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses. As a percentage of revenues, selling, general and administrative expenses were 23.1% and 33.9% for the year ended June 30, 2005 and 2004, respectively. The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2005 was attributable to the significant increase in revenues.

Income from Operations. Income from operations was $3.5 million for the year ended June 30, 2005, compared to a loss of $396,727 in the prior year, for the aforementioned reasons.

Other Income. Income was $492,287 for the year ended June 30, 2005, an increase of $456,277, or 1,267.1%, compared to $36,010 for the prior year. The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third-party company for using the vacant plant and the disposal of scrap steels generated during the course of press production. Income from disposal of scrap steel is expected to continue but the magnitude of this income is expected to drop as we will recycle more and more of this scrap steel to be used in our production process.

Provision for Income Taxes. Provision for income taxes for the year ended June 30, 2005 and 2004 was $0 and $0, respectively. We were exempted from income taxes during both years.

Minority Interest. Minority interest was $85,653 for the year ended June 30, 2005, compared to $4,381 for the year ended June 30, 2004.

Net Income. Net income was $3.9 million for the year ended June 30, 2005, compared to net loss of $365,098 in the prior year, for the aforementioned reasons.

Liquidity and Capital Resources

As of December 31, 2006 and June 30, 2006, we had cash and cash equivalents of $22.9 million and $3.7 million, respectively.  We have historically met our liquidity requirements from a variety of sources, including internally generated cash and short-term borrowings under bank credit agreements.

Net cash provided by (used in) operating activities

Net cash used in operating activities for the six months ended December 31, 2006 totaled $1.2 million, compared to net cash provided by operating activities of $1.7 million in the same period last year. The negative operating cash flow was mainly due to $7.6 million decrease in accounts payables and $2.5 million increase in related party receivables for the six months ended December 31, 2006.

Net cash provided by operating activities in fiscal year 2006 totaled $3.7 million, compared to net cash used in operating activities of $9.9 million in fiscal year 2005. During fiscal year 2006, accounts receivable increased significantly by $6.0 million due to increased sales of multicolor printing presses and longer credit term associated to multicolor press sales. When we sell single-color printing presses, our customers usually pay us a lump sum at the time of delivery. When we sell multicolor printing presses, due to the much larger sales price, we give our customers, on average, six months credit terms. Inventory increased by $1.4 million due to increased work in process associated to increased production levels. Other payables - related parties decreased by $6.5 million as Duoyuan China paid $4.6 million to Huiyuan Institute on May 16, 2006 as the purchase price for 90% of Langfang Duoyuan and Duoyuan’s paid $1.9 million to one of our affiliated firms. Cash used in operating activities was partially offset by $4.4 million increase in accounts payable.

We generated negative cash flow from operations for fiscal year 2005. Net cash used in operating activities in fiscal year 2005 totaled $9.9 million, compared to net cash provided by operating activities of $1.1 million in fiscal year 2004. During fiscal year 2005, accounts receivable increased by 819,998 due to continued increase in multicolor printing press sales and longer credit term associated to multicolor press sales. Inventory increased significantly by $4.7 million due to increased raw material associated to increased production levels. Other payables - related party decreased by $9.3 million as Duoyuan China paid back to our affiliated firms.

Net cash provided by (used in) investing activities

Our main uses of cash for investing activities are payments for the acquisition of assets, land use rights, plant and equipment. Net cash used in investing activities were $1.2 million for the six months ended December 31, 2006, compared to net cash used in investing activities of $0.4 million in the same period last year. During the six months ended December 31, 2006, we increased our investment in purchasing equipment for Hunan Langfang facility. Net cash used in investing activities were $297,559, $2.6 million and $5.8 million for the years ended June 30, 2006, 2005 and 2004, respectively. We made an investment to acquire a land use right and paid for construction cost during fiscal year 2006. During fiscal year 2005, we made an investment to purchase equipment to upgrade Hunan Duoyuan. During fiscal year 2004, we paid $4.6 million to acquire Hunan Duoyuan and an additional $1.2 million to purchase equipment for Hunan Duoyuan.

Net cash provided by (used in) financing activities

Net cash provided by financing activities were $17.5 million for the six months ended December 31, 2006, as a result of partial proceeds from the private placement we completed in November 2006. We had no cash flow from financing activities during the same period in 2005. Net cash flow provided by financing activities were $0, $11.9 million and $4.6 million for the year ended June 30, 2006, 2005 and 2004, respectively. We obtained $11.9 million from bank credit facilities in fiscal year 2005 and renewed these bank credit facilities in fiscal year 2006. In fiscal year 2004, we receivable an investment payable of $4.6 million to acquire Hunan Duoyuan.

As of December 31, 2006, the maturities for the bank loans are as follows:

	December 31,
	2006	2005
Loan from Bank of Agriculture, Chongwen branch due
Febuary 23, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	$1,282,000	$1,252,000

Loan from Bank of Agriculture, Chongwen branch due
June 30, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 15, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 20, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	3,589,600	3,505,600

Loan from Bank of Agriculture, Chongwen branch due
July 27, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000
Total	$12,563,600	$12,269,600

As shown in the above table, we had $12.56 million in loans outstanding as on December 31, 2006.  We plan to either repay this debt as it matures or refinance this debt with other debt. On March 15, 2007, we refinanced the bank loan from the Bank of Agriculture, Chongwen branch due on Febuary 23, 2007 with a new bank loan from the same branch of Bank of Agriculture due on March 14, 2008. The new bank loan carries the same principal amount and terms as the old bank loan.

We had a working capital of $38.1 million.  The management believes that our current operating activities will enable it to meet its anticipated cash requirements for fiscal 2007.

QUANTITATIVE INFORMATION ABOUT MARKET RISK AND QUALITATIVE INFORMATION ABOUT MARKET RISK

Exchange Rate Sensitivity

The Company maintains its books and records in Renminbi, the currency of the PRC, its functional currency.  The exchange rate between US Dollar and Renminbi is subject to the foreign exchange quotation publicized by the People’s Bank of China on the specific day.  The conversion between overseas convertible foreign currency and Renminbi are reflected using the temporal method.  Under this method, all monetary items are translated into the functional currency at the rate of exchange prevailing at the balance sheet date.  Non-monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates.  Transaction gains and losses, if any, are included in the determination of net income (loss) for the period.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in China's political and economic conditions.   In addition, the Renminbi is not readily convertible into US dollars or other foreign currencies.  All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China. The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Until 1994, the Renminbi experienced a significant devaluation against US dollars but since then the value of the Renminbi relative to the US dollar has remained stable. However, China recently adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. As a result, the exchange rate of the Renminbi recently rose to 8.11 against the dollar, amounting to a 2% appreciation of the Renminbi. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various adverse effects on our business, as described in Risk Factors, above.

The Company’s currency exchange rate risks consist primarily of currency from financing.  The Company’s financing activities were settled in US dollars and deposited in its bank account in US dollars, while the Company conducts virtually all of its business and investment activity in China and the value of its business is effectively denominated in Renminbi.  The Company will convert US dollars into Renminbi to conduct its investment activities and business.  The Company currently does not hedge its Renminbi - US dollar exchange rate exposure.

The Company has dollar holdings of approximately $44,195.02 as of March 1, 2007. If the exchange rate between US dollars and RMB were to increase by 10%, we would potentially suffer loss by approximately $4,419.50.  Therefore, we may choose to reduce our exposures through financial instruments (hedges) that provide offsets or limits to our exposures when considered appropriate.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and slowed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose.  Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Interest Rate Risk

We have $12,500,000 lines of credit which is subject to interest rate change risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

This information was previously reported, as that term is defined in Rule 12b-2 under the Exchange Act, in our Current Report on Form 8-K filed on January 25, 2007.

DESCRIPTION OF BUSINESS

Description of Business

The Acquisition of Duoyuan

On October 6, 2006, Asian Financial completed an acquisition of Duoyuan China pursuant to the Equity Transfer Agreement, and Duoyuan China became Asian Financial’s wholly-owned subsidiary.

On November 2, 2006, we closed the transactions contemplated by the Securities Purchase Agreement dated October 24, 2006 by and among us and certain unrelated investors (the “Purchase Agreement”). In accordance with the Purchase Agreement, we issued an aggregate of 16,447,019 shares of our common stock for a per share purchase price of approximately $1.43 or an aggregate purchase price of $23,549,200. This private equity financing was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) for issuances not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Duoyuan China.  Duoyuan China was originally established and wholly owned by Duoyuan Industries, which was incorporated in the British Virgin Islands.  In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan Investments, whereby Duoyuan Investments acquired 100% of the equity in Duoyuan China from Duoyuan Industries.  Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan Investments.

Duoyuan’s origin in offset press engineering can be traced back to 1994.  In 1994, Duoyuan Electric was established by Mr. Wenhua Guo and Duoyuan Group, a company also controlled by Mr. Wenhua Guo in Beijing, which produced its first generation of single-color small-format offset presses, among many other products.  Duoyuan China inherited the know-how and customer relations in the offset press business from Duoyuan Electric, but not the assets and liabilities.  Duoyuan China is our operating headquarters with strategic planning, management, financing, research and development, sales and marketing, after-sales service and headquarter administration functions.

Langfang Duoyuan.  In October 2000, Yinghang Yinlu and Huiyuan Duoyuan, both controlled by Mr. Wenhua Guo, established Langfang Duoyuan in Langfang, Hebei Province as a production base for offset presses.  Yinghang Yinlu and Huiyuan Duoyuan had 5% and 95% of the capital interest of Langfang Duoyuan, respectively.

In March 2002, Duoyuan China acquired the 5% capital interest in Langfang Duoyuan that was previously held by Yinghang Yinlu.  In October 2005, Duoyuan China acquired from Huiyuan Duoyuan 90% capital interest in Langfang Duoyuan.  After this transaction, Duoyuan China and Huiyuan Duoyuan had 95% and 5% of capital interest of Langfang Duoyuan, respectively.  Langfang Duoyuan is the manufacturing base for small-format offset presses.  The prepress and postpress equipment are currently manufactured at Langfang Duoyuan.

Hunan Duoyuan.  Duoyuan China acquired Hunan Duoyuan in March 2004, in which Duoyuan China and Langfang Duoyuan acquired 88% and 12% of the capital interest, respectively.  Prior to this acquisition, Hunan Duoyuan was known as Hunan Printing Machinery Co., Ltd. and was formerly a state-owned enterprise founded in 1969.  Hunan Duoyuan was historically one of the three major large-format offset press manufacturers in China and was designated to produce multicolor press.  Duoyuan acquired Hunan Duoyuan to increase the production capacity to meet the market demand for large-format offset presses.  Hunan Duoyuan now is the manufacturing base for large-format offset presses.

Exhibit 21.1 filed with the current report on Form 8-K on September 6, 2006 shows Duoyuan’s ownership structure, including its subsidiaries and affiliated companies, which exhibit is incorporated into this report by reference.

Our Business

Since our inception and prior to the Equity Transfer, we did not have any operations.  As a result of the Equity Transfer, the operations of Duoyuan China became our principal operations, and therefore all the information provided below includes the operations of Duoyuan China, which is now our subsidiary.  We believe we are a leading non-government owned offset printing equipment manufacturer in China.  Our products cover all three stages of the offset printing process, including prepress, press and postpress.  Offset presses currently generate the majority of our total sales.

We believe we are one of the leaders in the design and development of offset printing equipment and solutions in China.  We have a R&D centers located in Langfang Duoyuan and Hunan Duoyuan that is equipped with what we believe to be some of the best design and test tools and staffed with some of the most talented R&D staff in the industry in China, enabling us to continuously launch new products with improved quality and functionality with short time to market.

Our sales and service network consists of representative offices and agents that covers 23 provinces and over 100 cities in China.  We believe this is the largest sales and service network among our competitors in China.

Over 20,000 offset printing companies in China are using our offset presses.  We estimate this to be a 15% market share of currently operating offset presses in China.  The Print and Print Equipment Industries Association of China, “PPEIAC”, ranked us among the top three printing equipment providers in China, in terms of overall strength.,

In our offset press segment, we offer four types of sheet-fed offset presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses.

•	Within the press segment, our multicolor presses currently generate the majority of our press sales.

•
In prepress, we offer thermal Computer-To-Plate (CTP) systems, which transmit digital image data directly to a press plate from a computer.  CTP technology offers better consistency and higher quality because it eliminates the risk for human errors.  We believe that we are the first, and currently the only Chinese offset press producer in China to offer CTP systems at the commercial level.

•	In postpress, we offer automatic booklet makers and automatic cutters and have several other products in trial production.

We have PRC cost advantages that enable us to offer our products at one-quarter to one-third the price of international models.  Our large format presses are manufactured in our Hunan Duoyuan facility and our small format presses and prepress and postpress solutions are manufactured in our second facility, Langfang Duoyuan.

We believe there are two major barriers to entry in the printer manufacturing market in China:  A high capital requirement and a high degree of technical know-how.  The industry is particularly capital intensive due to the cost of machinery to build printing equipment.  We believe that the technical knowledge in the industry is limited to a selected few

The Industry in Which We Operate

We believe we are well positioned to benefit from the rapid growth of expenditures on equipment in printing industry in China and from the growing demand for domestic printing equipment and solutions in China.

The Printing Industry in China

As the economy is growing rapidly and the export sector is booming in China, demand for publication printing work, such as, newspapers, magazines and books, etc., and commercial printing work, such as packages, corporate brochures, product categories, conference materials, etc., also grows.  From 2001 to 2005, the printing industry, excluding printing equipment and consumables, grew at an average rate of 12% per annum, according to the PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing industry, excluding printing equipment and consumables, was $39 billion, a 11% increase from 2004.  In dollar value, package printing is the largest category with nearly $13.5 billion in output, representing 35% of the total industry, and book and magazine printing represented the second largest category, with about 24% of total output, per PPEIAC.  Contracted printing work from overseas saw the highest growth in 2005, with a 32% increase over 2004, by PPEIAC estimates.  This growth was largely driven by a combination of improved printing work quality and low price charged for providing the service.  Offset printing is by far the most commonly used printing method, representing about 80%-90% of the total printing work.

Concurrently with the growth of the industry, the number of printing companies is also increasing.  In 2005, PPEIAC estimated there were approximately 106,000 government-licensed printing companies in China.  Among these companies, about 57,000 were commercial printing companies, 39,000 package printing companies, and about 6,000 publication printing companies.  The number of printing companies is growing at 3% per annum, according to PPEIAC.  There are also numerous unlicensed small printing companies that are not covered by official statistics.  In geographic distribution, most large and sophisticated printing companies are concentrated in coastal areas such as the Pearl River Delta region in the south, the Yangtze River Delta region in the east and the Bo Ocean Ring region in the north.  The printing companies in the west, middle and northeast China are smaller and less competitive, but the total number of printing companies there are large and growing more rapidly.

The printing industry in China is currently undergoing an important wholesale transition from single-color printing to multicolor printing.  A few years ago, most high quality multicolor printing work was handled by large and sophisticated printing companies in the coastal areas, especially in the Pearl River Delta region.  Now, almost every major city has a suburban area with concentrated printing companies that can handle a wide spectrum of printing works, from simple single-color works to fairly high quality multicolor printing works.  Multicolor printing is becoming a mainstream capability that almost every printing company has to have.

The Printing Equipment Industry in China

The rapid development in the printing industry fueled the even faster growth of the printing equipment in China.  From 2001 to 2005, the output value of the domestic printing equipment industry in China grew at an average rate of 24% per annum, according to PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing equipment industry was about $1.38 billion, a 16.5% increase from 2004.  Less than one-third of this output was exported to overseas markets; more than two-thirds were sold in the domestic market.

The printing companies in China generally have two sources from which to purchase printing equipment: domestic manufacturers and overseas manufacturers.  Although the domestic printing equipment industry witnessed rapid growth during the past few years, the design and engineering level of the domestic industry still cannot meet the high-end users’ requirements.  Each year China still imports a large amount of high-end printing equipment, which is reflected in large import dollar value in this category of products.  According to the Chinese Customs Office statistics, China imported $1.7 billion worth of printing equipment during 2005.  This was about 1.7 times of those made and sold domestically.  Including domestically-made and imported printing equipment, the printing industry in China spent about $2.7 billion on printing equipment in 2005, up from about $1.7 billion in 2001.  Printing equipment spending was growing at an average rate of about 11% per annum from 2001 to 2005.  Leading domestic printing equipment manufacturers are determined to catch up with top international counterparts by investing in research and development and elevating engineering standards.  As the result, they are gaining market share more quickly than overseas suppliers.  Although domestically-made and sold printing equipment is still less in total dollar value purchased, the market share had improved from about 31% in 2001 to about 38% in 2005.  The trends show imports of printing equipment are decreasing and exports increasing.  In 2005, Chinese manufacturers exported $381 million worth of printing equipment, a 39% increase from 2004 and eleven times of that was exported five years ago.

Sheet-fed offset press is the largest category of printing equipment.  In 2005, China imported $708 million worth of sheet-fed offset presses from overseas suppliers, almost 100% from Germany and Japan.  It was growing at an average rate of 25% per annum from 2001 to 2005.  Our management estimates that the market demand for sheet-fed offset press in China is about $1 billion each year.  Based on industry data, our management estimates that the prepress and postpress equipments were about 5% and 10% of the market demand in China in 2005.

Our Competitive Strengths

Non-government Owned.  We are the largest privately owned major offset printing equipment and solution provider in China.  As a non-government company, our focus is market-oriented and client-centric and we have an operating system that enables us to introduce new technologies and launch new products faster than our domestic competitors.  In addition, we have better internal control of sales and payment collection, and we are more proactive in market expansion and efficient in time to market.

PRC Cost Advantage.  Our pricing is competitive among domestic producers.  Those prices translate to about one-quarter to one-third the price of imported machines.  Our PRC cost advantages allow us to offer a quality product at a much lower price than international competitors, thus opening several markets for us outside of China.  We are currently expanding distribution to price-conscious markets like Africa, the Middle East and parts of Asia.  We are also developing a marketing strategy to offer products in some developed and western countries, where there is demand for standard machines at low costs.

Largest Sales and Service Network.  We believe we have one of the largest sales and service networks of all domestic offset printing equipment producers with over 200 sales professionals covering over 100 cities and 23 provinces throughout China.  We have wide geographic coverage and deep penetration in many local markets.  Our comprehensive service and quick response in after-sales maintenance and repair minimizes downtime for our customers.

Established Market Presence.  We have established market share in China in the offset press market, particularly in the small-format segment and increasingly in the large-format segment.  Our subsidiary Hunan Duoyuan, which produces multicolor large-format offset presses, has a significant existing customer base, which has been accumulated over many years.  We intend to capitalize on this existing brand awareness and market share and to leverage Hunan Duoyuan’s production capacity and existing customer base to grow in multicolor and large-format offset press segments, the largest and fastest growing segments of the print equipment market.

R&D Capabilities.  We believe we have one of the largest and strongest R&D capabilities among all Chinese offset printing equipment producers.  With over 200 research and design engineers located at our two R&D facilities with total floor space of 59,180 square feet, we are confident that our R&D capabilities is one of, if not the best, in China.  This advantage enables us to compete at the forefront of new technologies and thus allows new solutions to be implemented in the marketplace in a short amount of time.

Business Strategy

Market Expansion.  Through our R&D capabilities, we can develop technologies and functions that will enable us to offer products to a wider range of geographical markets.  Currently our primary market is the PRC, however we are building relationships to distribute to non-western countries, including countries in Africa, the Middle East, and parts of Asia, and other price-conscious international markets.  Our current product lines address price-conscious markets, and we intend to further that capability by widening our reach.  We see growth potential in U.S. and western European countries in niche sectors of the printing market.  Because we offer our products at about a 50% - 60% discount to other major international competitors, we believe we can begin to capture mainstream printing sectors of the U.S. and additional western markets.  Current trends in western markets have included the addition of printing enhancements for more complex printing projects.  These products come from our competitors in Germany and Japan, but at higher costs.  We believe we can offer standard printing presses to this market at half the cost of our competitors.

Increase Pre- and Postpress Products.  We plan to offer more pre- and postpress products.  In prepress, our CTP systems are experiencing strong growth.  We plan to increase production and expand market presence in China.  In postpress, we currently offer automatic booklet makers and automatic cutters, both of which we plan to push into new markets.  In addition, we have several other postpress equipment in trial production, which will be introduced into the market.  We also plan on developing multicolor offset presses with maximum sheet width of 1,040 mm (40.94 inches) to widen our large-format multicolor press offering.

Reach Western Product Standards.  Our PRC cost advantage is principally attributed to lower labor costs, however, our international competitors, mainly German and Japanese companies, offer presses with increased functionality and durability for which western and more developed markets are accustomed.  We intend to reach these western standards through continuing R&D in new materials and design, while still maintaining the cost advantage.

Growth Through Acquisition.  We intend to grow our business through strategic acquisitions of related printing software and hardware developers and their technologies.  Specifically, we plan to acquire workflow management solutions to integrate our prepress, press and post-press equipment solutions.

Products, Technology and Solutions

We currently offer prepress, press and post-press equipment.  Below is a table of our current product offerings:
Category	Commercial Name	Model Code	Specifications/Paper Size
Single-color Small-format Press	Large Octavo Thin Paper King	YP1A3A	440 x 320 mm	17.32 x 12.60 inch	A3
		YP1A3B	440 x 320 mm	17.32 x 12.61 inch	A3
	Large Octavo Omnipotent King	YP1A3C	440 x 320 mm	17.32 x 12.62 inch	A3
	Large Octavo Note King	YP1A3D-NP*	440 x 320 mm	17.32 x 12.63 inch	A3
	Sexto Omnipotent King	DYA47C	470 x 360 mm	18.50 x 14.17 inch
		DY52C	520 x 360 mm	20.47 x 14.17 inch	B3
	Sexto Note King	DYA47D-NP*	470 x 360 mm	18.50 x 14.17 inch
		DY47C-NP*	470 x 360 mm	18.50 x 14.17 inch
		DY52D-NP*	520 x 360 mm	20.47 x 14.17 inch	B3
		DY56C	560 x 400 mm	22.05 x 15.75 inch

Single-color Large-format Press	Quarto Press	J4105	660 x 480 mm	25.98 x 18.90 inch	A2
		J4109	660 x 480 mm	25.98 x 18.90 inch	A2
		DYA174	740 x 540 mm	29.13 x 21.28 inch	B2
		DY174***	740 x 540 mm	29.13 x 21.27 inch	B2
		DY174-AL**	740 x 540 mm	29.13 x 21.28 inch	B2

Multicolor Press	2-color Large Octavo Press	YP2A3	440 x 320 mm	17.32 x 12.60 inch	A3
	2-color Sexto Press	DY252	520 x 360 mm	20.47 x 14.17 inch	B3
		DYA252**	520 x 370 mm	20.47 x 14.57 inch	B3
	2-color Quarto Press	DY274	740 x 540 mm	29.13 x 21.26 inch	B2
		DY274-AL**	740 x 540 mm	29.13 x 21.26 inch	B2
	4-color Large Octavo Press	YP4A3	440 x 320 mm	17.32 x 12.60 inch	A3
	4-color Sexto Press	DY452	520 x 370 mm	20.47 x 14.57 inch	B3
		DYA452**	520 x 370 mm	20.47 x 14.57 inch	B3
	4-color Quarto Press	PZ4660	660 x 480 mm	25.98 x 18.90 inch	A2
		PZ4660-AL**	660 x 480 mm	25.98 x 18.90 inch	A2
		DY474	740 x 540 mm	29.13 x 21.26 inch	B2
		DY474-AL**	740 x 540 mm	29.13 x 21.26 inch	B2

Prepress	CIP System	DYCTP600I
		DYCTP800I	1160 x 940 mm	45.67 x 37.01 inch	A0
	CIP Developer	DYSB560	580 x 400 mm	22.05 x 15.75 inch
		DYSB650	650 x 550 mm	25.60 x 21.65 inch	A2

Postpress	Automatic Booklet Maker	DYPDZQ520	520 x 350 mm	20.47 x 13.78 inch	B3
Cutter

* with number-punching function
** with alcohol dampening system
*** with high paper-collecting plate

Sheet-fed Offset Printing Presses

In sheet-fed offset printing press, we follow the European-US style of manufacturing, which is built on solid framework and is designed for heavy commercial printing work.  Our offset presses have passed testing by the National Printing Machinery Quality Supervision and Testing Center.

We offer four types of sheet-fed offset presses:

Single-color Small-format Press.  A single-color offset press has one set of press rollers dedicated to one color.  To make color print with a single color press, a sheet of paper typically must be processed four times, each time requiring precise adjustments for overprint, an obviously time-consuming and efficiency deficient form of printing.  Generally speaking, a small-format offset press has a maximum sheet in-take width of equal to or less than 520 mm (about 24.47 inch).  This type of press is typically best suited for a user who is just moving into offset printing from type-set printing, or whose print works are mostly single-colored, such as printing books.  It requires low initial investment and low operating skills for simple print projects.

Single-color Large-format Press.  A large-format offset press has a maximum sheet in-take width of larger than 520 mm (about 24.47 inch).  It can also handle thick and ultra-thick paper sheet.  Therefore, a single-color large-format offset press is an entry-level solution for package printing.  It requires relatively low initial investment and relatively low operating skills for simple package and multicolor print projects.

Multicolor Small-format Offset Press.  A multicolor offset press has more than one set of rollers.  Most multicolor presses have four sets of rollers dedicated to four separate colors - typically black, magenta, cyan, yellow - widely used in the printing industry, to generate all different colors.  A multicolor small-format offset press offers a relatively low-cost solution for higher quality and higher margin multicolor print works.  It requires relatively higher operating skills.  A multicolor small-format offset press is most suitable for a variety of multicolor print works such as corporate brochures, product catalogues, labels and small packages, etc.

Multicolor Large-format Offset Press.  This press combines multicolor with large paper sheet printing ability.  This is the most robust printing solution and is suited for high quality, high margin, and timely projects.  Multicolor large-format offset press requires the highest engineering skill to make and high operating skill to operate.  This type of press also requires a fair amount of high investment from the printing companies.

Prepress Printing Equipment

In prepress, we currently produce thermal Computer-to-Plate (CTP) systems, plate developers and automatic plate punch-makers.

CTP systems.  Digital formatting and processing - both prepress processes - plays an important role in improving the quality of presswork and efficiency of printing process.  This type of quality and efficiency can be achieved through the use of CTP systems.  Since its inception, CTP has quickly been adopted by commercial printing, package printing and newspaper printing companies in Europe and the U.S. In 2002, Chinese printing companies started using CTP, much later than those in developed economies.  Because the price of CTP plates is much higher than that of traditional plates, CTP penetration in Chinese printing companies was relatively low.  With increased investment in CTP plate technology, the output of CTP plates will increase and the price is expected to drop, thus boosting sales of CTP systems.  Currently, the majority of CTP systems in China are imported from overseas suppliers, principally from Japan and U.S.

We believe we are among the first few companies in China to develop CTP systems and the first offset press maker able to commercially produce them.  We currently produce two models of CTP systems: the CTP600 and the CTP800.  CTP800 has a higher configuration than CTP600.  To date, all CTP systems sold were CTP800s.

Plate Developer and Automatic Plate Punch-Maker.  We also produce traditional plate developers and automatic plate punch-makers.  Traditional plate development is the transfer of an image onto a press plate.  Plate developers are typically sold by us as an accessory to offset presses, not as a stand-alone product.  Automatic plate punch-makers punch holes of specific measurements through a plate to fit different offset presses.  We also sell automatic plate punch-makers as our complimentary products.

Post-press Equipment

Automatic Paper Cutter.  We manufacture an automatic paper cutter that is typically packaged it as a complimentary product to our offset presses.

Automatic Booklet Maker.  Our Automatic booklet maker combines the function of collating, folding, stitching and cutting into one machine.  We have the ability to commercially produce automatic booklet makers but the product has not started to generate sales.

Technology

We combine forefront technical innovation and precise engineering to offer a broad range of high quality and durable offset printing equipment at affordable prices.  We have proprietary technologies and applications that make our products stand out among our competitors in China.  These technologies increase the quality of printing and reduce operator workload, while setting barriers to entry.  We have accumulated and implemented many technologies and applications to our production, mainly associated with automation process as it relates to sheet-feeding and transfer, ink dispense, and overall centralized control ability.  These technologies decrease error and increase efficiency.

Technology	Application and Function
Sheet-feeding system
Designed with four suckers for sheet-placing and sheet-advancing, all controlled by a conjugated cam.  Height of paper sheet pile can be automatically measured and adjusted based on thickness of paper sheet, and angle of sheet-lifting suckers also automatically adjusted according to angle of paper sheet pile.

Sheet-guiding technology	Uses atmospheric pressure to push paper onto transfer bridge to reduce jams caused by mechanical parts, which increases smoothness of paper sheet transfer.

Centralized monitoring and automatic regulation	Central touch screen control panel shows status of sheet-feed and automatically regulates paper arrival time and skew grade.

Centralized subsystems
Central control panel regulates and readies all sub-systems, such as sheet-feeding, front and side lay, pressure controller and cylinder registration controller.  Data inputted or adjusted through touch screen window for pre-configuration to reduce make-ready time.

Cam-controlled hem front design	Increases both printing speed and accuracy of sheet transfer.

Multiple front lay guides	Several groups of individually adjustable front lay guides increase efficiency of press while in operation.

The combination of front lay and transfer gripping sheet control and localizing technology	Combination improves operating stability and printing speed.

Photoelectric detecting and auto lock-up	Automatically detects errors during printing and stops press if necessary.

Double-diameter impression cylinders	Use large impression cylinders twice the size of normal impression cylinders, producing higher quality print work, particularly in multicolor printing and can also handle thicker paper.

Anti-triangle 7 o’clock cylinder alignment	Superior cylinder layout assures even and consistent inking and prevents gap shock marking.

Data memory	Most frequently used press configuration data can be stored on a memory chip for the repeated print work.

Semiautomatic plate-changing	Aids manual changing of press plate, which reduces the make-ready time and increases efficiency.

Pneumatic engagement and disengagement unit	Improves accuracy of any adjustment.

Continuous alcohol	System improves quality of color application and can automatically match press speed.

CPC technology
CPC is an add-on sub-system to centrally control the amount of ink dispensed on to press rollers and adjusting color hue as needed.  Traditional way of adjusting color hue is by manually adjusting the individual screw that controls each ink flow.  CPC can be added to an electronically-controlled offset press to achieve the same purpose.

CTP Technology

We have also developed proprietary technologies used in our CTP systems.  These technologies enable better customization of each plate according to various customer requirements.  This includes an open data interface technology that allows customers to use custom workflow control systems, multiple plate compatibility that allows various plate threshold ranges, and data storage network that can be shared for varying types of CTP plates.

Technology	Application and Function
Variable laser modulation
Modular-design enables various combinations of laser scanners assembled to match differing customer requirements.  Increased number of laser scanners translates into faster speed and increased efficiency.

Intelligent data center
Ensures multiple outputs after one raster image processing and enables Tagged Image File Format, one of the most widely supported file formats for storing bit-mapped images on personal computers, to be transferred to any CTP system through a network, to share resources.

Open data interface	Ability to select custom workflow control systems from different suppliers to match CTP needs.

User-friendly interface	Ensures simple and safe operation.

Plate-compatibility	Enables CTP system to use various types of thermo-plates with 830 nano meter in wavelength and 120 - 140mj/cm2 in threshold range.

Solutions

With a wide range of products and an intimate knowledge of the printing industry, we offer open and scalable solutions to printing companies with various requirements, at different stages and within pre-determined operating budgets.  This ability to offer complete and flexible solutions is one of the key competitive advantages for us in the fast changing environment of the Chinese printing industry.  These solutions can be custom-fit for each type of customer, ranging from low-cost, low operation skills for small print projects to more advanced, high-quality robust printing projects.  We offer products in every category to compliment each customer scenario.  The following table details our product offering from 1-5 categorized by an economy solution at 1, and the more robust solution at 5.

Solution	Target Client	Features of Solution
1) Economy	Transitioning from type-set printing to offset printing	Requires small investment, lower operation skills and small space, but generates quick return on investment. Products include: Plate Developer, Small-size single-color offset press, Cutter.

2) Premium	Thick paper and/or multicolor printing	Generates high quality printing and handles thick and ultra-thick paper. Products include: CTP System, Plate Developer, Single-color small-format offset press, Automatic Booklet Maker, Cutter.

3) Note Printing	Large amount of commercial note printing such as invoices, receipts, etc., printing work and multicolor printing work
Handles extra-thin paper and reduces paper waste associated with thin- and extra-thin paper printing. Modular design enables multiple projects to be processed simultaneously. Products include: CTP System, Plate Developer, Single-color small-format offset press, and Cutter.

4) Multicolor	High quality and higher margin multicolor print projects	Offers high quality printing at reasonable prices. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker, and Cutter.

5) Packaging	Small-format package print	Offers high quality package print solution at affordable price. Products include: Single-color large-format offset press.

6) Advanced	Highest quality and timely printing tasks	Requires very low operating expenses with highest quality output. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker and Cutter.

Research & Development

R&D Centers.  Historically, our R&D center was located at our headquarters in Beijing. Our R&D emphasis in the initial years was to invent new printing press models, especially multicolor presses, and add new functionalities. In 2006, our R&D emphasis gradually shifted to improving existing printing presses’ features and performances based on customers’ feedback. This required our R&D to be close to production so that any improvement change can be effectively reflected in production. In addition, our Langfang Duoyuan and Hunan Duoyuan produce different lines of products. Therefore, in the late 2006, we split the R&D center into two and moved the R&D centers to Langfang Duoyuan and Hunan Duoyuan, respectively. The R&D center at Langfang Duoyuan occupies approximately 26,900 square feet of floor space, filled with a strong 150-member R&D team. Langfang Duoyuan R&D center mainly focuses on improvement of small-format single-color and multicolor printing presses, as well as development of new press models and prepress and postpress equipments. The R&D center at Hunan Duoyuan occupies approximately 32,280 square feet of floor space and consists of a 50-member R&D team. Hunan Duoyuan R&D center mainly focuses on improvement of large-format single-color and multicolor printing presses. Since Hunan Duoyuan is also the production base for key parts used in all our of models, Hunan Duoyuan R&D center is also engaged in development and improvement of foundry casting technique and mechanical processing technique. The expertise of our research and design engineers covers a broad range of disciplinary knowledge bases, including printing theory, image processing, mechanical engineering, automation, and computer sciences.  Experienced engineers are hired from major offset printer manufacturers in China, who have spent decades in offset printing product designs and development and who help guide project work and supervise overall design.  We employ engineers who are quick to grasp the latest technologies and respond to market demands.  We believe their profound design experience and precise working style form the basis for high design quality and sound design structure, on which our products are based.

Software and Design Tools.  We believe our R&D centers are equipped with the best design and test tools in the industry.  We installed and used Inventor 3D designing software for product design.  We also established a software-based printing equipment simulation platform to test design and process control.  Specific printing parts can be designed in the 3D software and exported directly to the simulation platform where it is tested for real-world applications.  Such a simulation system drastically improves design efficiency and lowers cost for new product development.

File Management System.  We apply a complete design process and file management system to better use and manage our R&D resources.  Our R&D ideas come mainly from two resources.  One is the tracking of latest design technologies and applications used in offset printing equipment.  The second source, and more important source, is the feedback from our sales and service teams.  Our sales and technical staff hold regular monthly calls to each of our major customers to determine market needs and changes.  These ideas are collected, categorized, filed, and prioritized.  We have formed project-based teams to work on each customer suggestion to determine feasibility.  All R&D files are electronically stored and managed by our product documentation management with passwords to access and modify these R&D files.  This process improves design efficiency, consistency and accuracy, and also protects our intellectual property and know-how.

Strategic Relationships.  In addition to our in-house R&D team, we have established long-term cooperation with Beijing Printing Institute, Xi’an Technology University and Beijing Printing Machinery Research Institute.  We also have cooperative research arrangements with aerospace research and engineering institutes for product reliability and latest technology trends.

Customer Service and Support

As precisely engineered capital goods, offset printing equipment requires reliable sales-related and after-sales service.  Our representatives consult with customers and agents to craft a best-fit solution based on the type and amount of project work most commonly used and within pre-determined budget constraints.  After product delivery, we are responsible for the installation and configuration of the machines.  Our team consists of staff from the sales, the service, and the R&D departments.  The team works around pre-set timetables to ensure timely installation and operation.  After a product is installed and operational, our service team performs a trial run to test performance and stability to the customers’ satisfaction.  In addition, we provide training to our client’s operators.  For large format machines, we often keep staff at customer sites to assist with fulfilling initial orders and simultaneously provide in-depth individualized training to operators.

In after-sales services, we have a fast and responsive parts supply system and credible after-sales service.  We have representative offices that act as local warehouses for spare parts.  We produce our own key parts, allowing us a 24-hour response time to customers.  We have a multi-tiered after-sales service process, where common problems are handled by our agents, more complicated problems are handled by local representatives, and the most complex problems are handled through experts from our Beijing headquarters.  All these measures help minimize downtime for our customers.

We have monthly calls to our customers from service staff and annual visits from senior management to assist with overall strategy and client satisfaction.  These calls and visits are an integral part in determining the dynamics of the printing industry as it relates to market needs and changing demands.  We also provide regular overhaul and upgrade services.

Manufacturing

We emphasize precision and quality in our production and assembly.  We have been certified with the ISO9001 and ISO14001 systems.

Our products are manufactured at our plants at Langfang Duoyuan and Hunan Duoyuan facilities.  Langfang Duoyuan focuses on small-format offset presses and prepress and postpress products, while Hunan Duoyuan focuses on large-format offset presses.  Both Langfang Duoyuan and Hunan Duoyuan are equipped with advanced and high-precision processing machines, tools and measuring devices.  Both plants are staffed with skilled and experienced workers and apply quality assurance and quality control measures.  We also use Statistic Processing Control/Statistic Processing Diagnostics in workflow management and Six Sigma management.

We source raw materials and parts from third-party suppliers and do not have any single primary supplier.  We apply Just-in-Time in inventory management to improve quality and lower cost.  We produce all key machinery parts internally.  Hunan Duoyuan has its own foundry plant to produce casting for its offset presses.  By avoiding off-the-shelf key parts, we are able to ensure quality and protect our intellectual property.

We produce both standardized products and products with customization.  Small-format presses are a relatively standard product and are kept at an optimum inventory level.  Most large-format presses are built when ordered, with sub-systems that can be added later if desired.  Langfang Duoyuan created the first production line in China to produce small-format offset presses.  As a result, we realize flexible production ability to produce different models based on the standard platform to meet changing market demands and reduce production costs.

Competition

Sheet-fed Offset Presses

Small Format Presses.  In small-format sheet-fed offset press sector, there are three tiers of producers in China.  In the top tier, there are Yingkou Gronhi Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Shandong Weifang Huaguang Printing Machinery Co., Ltd., Duoyuan, Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd.  There are about 20 companies in the middle tier groups and many companies, estimated at over 1,000, are in the bottom tier.  Top tier companies have their own research and development, as well as large distribution network.  They have the majority of the market share and are able to command a higher price.  As the market demand for higher end machines increase, the tier-one companies are increasingly focusing on multicolor small-format and even large-format offset presses.  Several of the top tier companies are gradually launching their multicolor small-format offset press products.

Among international competitors, German press producers have completely ceased producing single-color presses.  Heidelberger Druckmaschinen AG is the only German press producer that still produces multicolor small-format presses.  Japanese producers supply most of the small-format presses in the international markets, both single-color and multicolor models.  Major Japanese small format press suppliers include Hamada Printing Press Co., Ltd. and Ryobi, Ltd.  Most Japanese producers focus on large-format presses and only keep small-format presses as legacy products.

Large Format Presses.  There are a few domestic companies producing large-format presses.  Even fewer domestic companies are capable of producing multicolor large-format offset presses and they are mainly competing with overseas companies for domestic market share.  Major domestic producers in this sector include Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd., and Zhongjing Group and Duoyuan.

German and Japanese companies traditionally dominate multicolor large-format press sector.  German and Japanese Companies represent the top five suppliers in the world, including Heidelberger Druckmaschinen AG, MAN Roland Druckmaschinen AG, Koenig & Bauer Group (KBA), Mitsubishi Heavy Industries, Ltd., and Komori Corporation.  Other important producers include Shinohara Machinery Company, Sakurai Graphic Systems Corp, and Ryobi Limited from Japan, and Adast, the largest manufacturer of printing press in Eastern Europe.

Marketing, Sales and Services

Sales Network.  We have integrated sales, marketing and service capabilities with over 200 people.  At our headquarters, sales and service staff are divided into seven regional teams, covering Northeast China, North China, East China, Southeast China, Middle China, South China and Southwest China markets.  We have established 28 representative offices in 23 provinces with 106 agents and distributors in over 100 cities.  All of our sales are accomplished through our agents.  Our representatives are mainly responsible for supporting our agents’ sales efforts and providing sales service to our customers.

Exclusive Distributorship Agreements.  We manage our sales agents through exclusive distributorship arrangements and provide them with incentives in the form of a performance-based year-end rebating system.  We sign an exclusive local agent agreement for each local market.  We may also designate multiple agents for various models in a single local market as selected agents may specialize in distributing to different types of customers.  Our local representatives also develop key local customers who in turn are referred to our local agents at the time of purchase.  In case the purchase agreement is signed directly between us and a client, payment for purchase is typically made in full immediately after shipment is received.  Credit is not extended to small-format press buyers.  In the event that a purchase agreement is signed between a client and our agent, the agent must pay in full or sign a definitive installment schedule, usually 6 months for multicolor large format presses before shipment.  Agents may have a variety of payment arrangements with their customers, but those arrangements will not affect our payment collection.  In order to support our agent’s sales efforts, we assess agent credit worthiness and lend products accordingly for display and demonstration purposes.  The lending period varies from one to three months.  At the end of the lending period, our agents must pay back the cost of the machine or return it.

Advertising and Exhibitions.  We use advertisements and exhibitions to promote our products to new customers and reinforce existing market positions.  We advertise in industrial journals and publications and often advertise at the local level to support our local agents while a new local market is being developed.  Industrial exhibitions are the most important means to promote our product and corporate image.  For example, we attended the Drupa Printing Technology Exhibition in 2005 and the Sixth Beijing International Printing Technology Exhibition (“China Print 2005”) in May 2005.  Both the Drupa Exhibition and China Print are among the six largest exhibitions in the global printing industry and are held every four years.  We launched our new multicolor product line at China Print 2005 and similar exhibitions provide opportunities for demonstration and new product offerings.

Pre-sales Service.  Our sales and marketing efforts are closely integrated with our pre-sales service activities.  We provide several types of product brochures and materials to our agents and potential and existing customers in an effort to familiarize them with specific product solutions and the benefits of our product offering.  We also regularly hold seminars and training programs focused on the latest developments in printing technologies, products implementation and related skills.  Our potential and existing customers can send staff to these seminars and training programs to learn how to master these technologies and skills and to practice on our demo products.  We can, in turn, convert these potential customers into buyers.  We have found that by creating a model client - by allowing customers to test machines at our facilities - additional potential buyers will be persuaded to become customers as they can see examples of existing customers.

Customers

Our customers are local distributors who sell our products to printing companies as end users.  We do not have a major customer whose sales revenues exceed 5% of our total revenues for fiscal years 2004, 2005 and 2006.  The typical revenue from each distributor is around 1%-2% of our total sales revenues.  The change of the composition of the customers each year is not significant because our marketing and sales strategy is to establish stable sale and purchase relationships with our customers by offering our customers good pre-sale and after-sale support, which includes training and periodic calls and visits.

Financial Information About products & Geographic Areas
	Year ended June 30,			6 Months ended December 31,
	2004	2005	2006	2005	2006
Single-color Small-format Presses	52.1%	31.4%	18.1%	25.8%	8.3%

Single-color Large-format Presses	23.1%	28.6%	18.0%	21.4%	16.4%

Multicolor Small-format Presses	21.7%	22.3%	19.4%	19.0%	22.8%

Multicolor Large-format Presses	3.1%	15.3%	39.2%	29.2%	46.2%

Prepress (CTP)	0.0%	2.4%	5.3%	4.6%	6.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue breakdown by products

Our sales of single-color printing presses as percentages of our total net revenue had been consistently declining while our sales of multicolor printing presses as percentages of our total net revenue has been consistently increasing. Sales of multicolor large-format presses as a percentage of our total net revenue had been increasing particular fast. Sales of our CTP products also increased noticeably from a low base.

 Financial Information About Geographic Areas

	Year ended June 30,			6 Months ended December 31,
	2004	2005	2006	2005	2006
North China	14.0%	9.0%	12.4%	13.1%	14.5%

South China	18.5%	18.5%	20.0%	19.3%	17.5%

Middle China	14.2%	18.3%	20.0%	22.6%	25.0%

East China	16.4%	10.0%	10.7%	11.4%	9.0%

Northeast China	10.0%	9.3%	6.4%	7.1%	7.5%

Northwest China	13.4%	16.4%	13.8%	12.7%	12.3%

Southwest China	12.8%	17.1%	15.5%	12.8%	13.0%

Outside China	0.7%	1.4%	1.2%	1.0%	1.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The overwhelming majority of net revenue was generated within China. Overseas sales currently only represented about 1.2% of our net revenue. In China, our sales come fairly evenly from 7 of our identified key regional markets. Middle China is our single largest and a fast-growing market, representing about 25% of our total sales. The next important market, in terms of sales, to us is South China.

Intellectual Property

As of March 1, 2007, we had 4 patents registered with the China Patent Bureau: (1) a vacuum chamber paper sheet lifting and advancing device, with a duration of ten years starting from the date of application, May 22, 2003; (2) a single-fiber field pattern used in multicolor press imaging systems, with a duration of 10 years starting from the date of application, May 22, 2003; (3) an offset print appearance design, with a duration of 10 years starting from the date of application, January 31, 2005 and (4) an automatic offset press printing oil supply quick cleaning device.  We have additional patents pending acceptance by the China Patent Bureau.  We have achieved over 30 technology awards and our offset presses are endorsed by the China Consumer Protection Fund as trustworthy products.

Employees

We currently have over 1,700 employees.  All our employees are based in China and are full-time employees, and most of them have executed employment agreements with us, which are governed by Chinese law.  All of our employment contracts are for a fixed period of one year and may be renewed upon notice from an employee, and with our consent.  After 10 years of employment, an employee may enter into an employment agreement with us for an indefinite period of time, subject to our consent.  We may terminate an employment agreement for cause, without notice or severance.  We may also terminate an employment agreement upon 30 days’ notice if an employee is not suitable for the job due to medical or other reasons.  If we lay off an employee because of an economic downturn or terminate an employee because the employee is not suitable for the job or is not able to work due to sickness or injury, we are obligated to pay up to 12 months’ salary as severance.  An employee may terminate his/her employment agreement without cause upon one month’s notice or for cause, without notice.  None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement

DESCRIPTION OF PROPERTIES

Hunan Duoyuan was granted land use rights from the Chinese government for 231,241 square meters of land for industrial use located at No. 362 Qinqxi Road Shaoyang, Hunan Province, China. The land use rights have a 50-year term and will expire on May 19, 2054. In addition to the land use rights, Hunan Duoyuan also has ownership of 72,003 square meters of office building and production facilities located at this site. Hunan Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Langfang Duoyuan was granted land use rights from the Chinese government for 133,333 square meters of land located at Xiangyun Road, Langfang Economic-Technological Development Area, Langfang, Hebei Province, China. The land use rights have a 50-year term and will expire on September 29, 2052. In addition to the land use rights, Langfang Duoyuan also has ownership of 30,926 square meters of office building and production facilities located at this site. Langfang Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Duoyuan China leases 3,079.86 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., a company owned by Mr. Wenhua Guo. The property is used as an office building and research and development center. The lease has a five-year term that runs from January 1, 2003 to December 31, 2007. The annual rent is US$136,022.

We believe our properties and facilities have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

LEGAL PROCEEDINGS

Neither we or any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to our respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries in which they are taking a position or have a material interest that is adverse to us. There are no proceedings pending in which any of the officers, directors, promoters or control persons of ours are adverse to us.

We are not a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following table sets forth information regarding the members of our board of directors and executive officers and other significant employees as of March 1, 2006.  In connection with the closing of the Equity Transfer, Asian Financial’s officers and directors resigned and were completely replaced with Duoyuan China’s officers and directors. All of the officers and directors were appointed on the closing date of the Equity Transfer.  All directors hold office for one-year term until the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.  There is no family relationship between the directors and executive officers.

Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Wenhua Guo	45	Chairman of the Board of Directors, Chief Executive Officer
Baiyun Sun	52	Director, Vice President, and Interim Chief Financial Officer
Xiqing Diao	37	Director, Chief Operating Officer
Zhiguo Hao	43	Director, Vice President of Production
Lixin Wang	40	Director, Vice President of Research and Development
Wenzhong Liu	39	Vice President of Marketing and Sales
Yinqing Zhang	40	Vice President of Logistics
Lide Chen	63	Vice President of International Business Development
Yongzeng Wang	44	Interim General Manager of Langfang Duoyuan

Executive Biographies

The principal occupations and brief summary of the background of each director and executive officer are as follows:

Wenhua Guo, Chairman of the Board and Chief Executive Officer.  Mr. Guo is the founder of Duoyuan China and has served as its Chairman and Chief Executive Officer since the commencement of Duoyuan China’s operations.  Before Mr. Guo founded Duoyuan China, he was a physics teacher at Beijing Chemical Institute.  Mr. Guo is also Chairman of Duoyuan Electric Group, an affiliate of Duoyuan China.  Mr. Guo obtained a bachelor’s degree in physics from Beijing Normal University.

Baiyun Sun, Director, Vice President and Interim Chief Financial Officer.  Ms. Sun has been Director and Vice President since June 2001.  Prior to that, from January 1994 to May 2001, she was chief accountant of Duoyuan Electric Group.  Ms. Sun obtained a bachelor’s degree in accounting from Beijing Finance and Commerce Institute in July 1985.

Xiqin Diao, Director and Chief Operating Officer.  Mr. Diao has been Director and Chief Operating Officer of Duoyuan China since November 2005.  He was vice general manager of Duoyuan Water Environment Technology Co., Ltd. from August to November 2005, assistant to general manager of Duoyuan Electric (Tianjin) Auto Water Pump Co., Ltd. from January to July 2005, and general manager of operations of Duoyuan Electric Group from January 2003 to December 2004.  From May 2001 to December 2002, Mr. Diao was general manager of No. 1 division of Duoyuan Water Environment Technology Co., Ltd.  Mr. Diao obtained a bachelor’s degree in mechanics from Tianjin Textile Technology Institute in July 1993.  He was also an ISO9001:2000 Internal Auditor, ISO 14000 Internal Auditor and ISO14000 Internal Auditor in 2004.

Zhiguo Hao, Director and Vice President of Production.  Mr. Hao has been Director and Vice President of Production since August 2003.  He was general manager of the customer service center of Duoyuan China from May 2002 to July 2003, vice general manager of Duoyuan Electric Electronics Co., Ltd, a subsidiary of Duoyuan Electric Group from July 2001 to April 2003, and quality manager of the research and development center and quality supervision office manager of Duoyuan Electric Group from June 1999 to June 2001.  Mr. Hao obtained a bachelor’s degree in science from Harbin Electric Engineering Institute in July 1985 and a master’s degree in science from Beijing Aeronautics and Aviation University in July 1998.  He was certified as an ISO9001 Internal Auditor and ISO14000 Internal Auditor in 1998.

Lixin Wang, Vice President of Research and Development.  Mr. Wang has been Vice President of Research and Development since October 2005.  From June 2001 to September 2005, he was director of research and development of Duoyuan China.  From January 2001 to May 2001, he was director of research and development of Duoyuan Electric Group.  Mr. Wang obtained a bachelor’s degree in science from Bengbu Tank Institute in July 1988 and a master’s degree in signaling and information processing from Fuzhou University in January 1997.

Wenzhong Liu, Vice President of Sales.  Mr. Liu has been Vice President of Sales since November 2005.  He was Assistant General Manager of Sales of Duoyuan China from July to October 2005, interim general manager of sales of Duoyuan China from November 2004 to June 2005, and sales representative of Duoyuan China from January 2001 to October 2004.  Mr. Liu obtained a bachelor’s degree in science from Luoyang Engineering Institute in July 1993.

Yinqing Zhang, Vice President of Logistics and Quality Assurance. Mr. Zhang has been Vice President of Logistics and Quality Assurance of Langfang Duoyuan since July 2003.  Prior to that, he was Assistant Director and Vice General Manager of the logistics and quality assurance department of Duoyuan China from June 2001 to July 2003.  Mr. Zhang obtained a bachelor’s degree in mechanical designing from Tianjin Textile Technology Institute in July 1986.  He was certified as an ISO9001:2000 Internal Auditor in 2002 and a Quality Engineer in 2003.

Yongzeng Wang, Interim General Manager of Langfang Duoyuan.  Mr. Wang has been Interim Manager of the Manufacturing Department of Langfang Duoyuan since January 2006.  He was Electric Procurement Manager of the logistics department of Duoyuan China from January 2004 to December 2005 and logistics and procurement department manager of Langfang Duoyuan from June 2001 to December 2003.  Mr. Wang obtained a bachelor’s degree in science from the Mechanical Engineering School of Beijing United University in July 1988.

Lide Chen, Vice President of International Business Development.  Mr. Chen has been Vice President of International Business Development since May 2006.  Mr. Chen served as President of China National Aero-Technology International Engineering Co., Ltd. since 1992.  Prior to that, he held various positions at China National Aero-Technology Import & Export Corporation, including Deputy Director of Spare Parts Export Division, Director of Aircraft and Engine Export Division, Managing Director of Aircraft and Engine Sales Division and Assistant to President.  Mr. Chen obtained a bachelor’s degree in English from Beijing Foreign Language University in 1968, earning “Top Class” distinction, and served as an interpreter for key government leaders from 1976 to 1980.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and  other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise  limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended June 30, 2004, 2005 and 2006 received by the individual who served as Duoyuan China’s Chief Executive Officer, four other mostly highly compensated executive officers, and two individuals who served as our executive officers in 2004 and 2005 but resigned upon the closing of the Equity Transfer (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Options/SARs, Long Term Incentive Plans and All Other Compensation (2)

Wenhua Guo, Chief Executive Officer	2006 2005 2004	19,800 18,750 18,750	15,100 9,300 9,000	0 0 0	0 0 0

Baiyun Sun, Vice President, Interim Chief Financial Officer	2006 2005 2004	19,800 18,750 18,750	13,500 8,300 8,000	0 0 0	0 0 0

Xiqin Diao, Chief Operating Officer	2006 2005 2004	19,800 18,750 18,750	13,500 8,500 8,000	0 0 0	0 0 0

Zhiguo Hao, Vice President of Production	2006 2005 2004	19,800 18,750 18,750	13,500 8,300 8,000	0 0 0	0 0 0

Lixin Wang, Vice President of Research and Development	2006 2005 2004	19,800 18,750 18,750	13,500 8,300 8,000	0 0 0	0 0 0

Dempsey Mork (1)	2006 2005 2004	0 0 0	0 0 0	0 0 0	0 0 0

Norbert LeBoeuf (1)	2006 2005 2004	0 0 0	0 0 0	0 0 0	0 0 0

(1) Upon the closing of the Equity Transfer, Messrs. Mork and LeBoeuf resigned from the Company.  No additional amounts are due to the resigned directors and officers.

(2) During the last three fiscal years, the executive officers of the Company and of Duoyuan China were not granted any perquisites or other personal benefits, and each of the executive officers of Duoyuan China made an arrangement with Duoyuan China to use a company car.

Prior to the Equity Transfer, the Company had accrued $10,000 per year for management services rendered by the Company’s majority shareholder/President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2005 and 2004.  This note was non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 shares of common stock at the option of the holder.  The note was converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

Prior to the Equity Transfer, the Company has accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder/President pursuant to the terms of a convertible promissory note.  This note is non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  This note was converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

The total number of shares issued to the noteholder upon the two note conversions were 2,000,000 shares.

Options/SAR Grants

During the last fiscal year, neither we nor our subsidiaries granted any stock options or stock appreciation rights to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value

Neither our executive officers nor other individuals listed in the tables above exercised any options or SARs during the last fiscal year.

Long-Term Incentive Plan Awards

We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans.  We may implement a long-term incentive plan in the future.

Defined benefit or actuarial plan disclosure

We contribute 9% from an individual employee’s total amount of monthly salary to pension insurance; the employee contributes 5% from his/her total amount of monthly salary, although we withhold and pay such percentage on behalf of the employee.  However, no benefits are determined by final compensation and years of service.

Director Compensation

We currently do not compensate directors for acting as such, although we may do so in the future, including with cash and/or equity.

Employment contracts and termination of employment and change-in-control arrangements

We intend to enter into individual employment agreements with our chief executive officer, chief financial officer and chief operating officer.

We expect that our executive officers will receive the following annual salaries for fiscal 2007:

Name	Position	Annual Salary
Wenhua Guo	CEO	19,800
Xiqing Diao	COO	19,800
Baiyun Sun	Interim Chief Financial Officer	19,800

Board Committees

We intend to establish a Compensation Committee, an Audit Committee and a Nominating Committee.

Compensation Committee Interlocks and Insider Participation

Neither we nor Asian Financial had a compensation committee of its respective board of directors during fiscal 2006 or 2005.  We did not pay any salary or other compensation during fiscal 2005.  Wenhua Guo deliberated on the compensation payable to officers and employees of Duoyuan China and its subsidiaries during 2005 and prior to the Equity Transfer, during which time they were private companies not subject to these requirements.

No executive officer of Asian Financial or Duoyuan China served as a member of the compensation committee or the equivalent of another entity during 2005 or 2006.  No executive officer of Asian Financial or Duoyuan China served as a director of another entity, other than affiliates of Duoyuan China, during 2005 and 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the Equity Transfer, we had accrued $10,000 per year for management services rendered by the Company’s majority shareholder and President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2004.  This note was non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 common shares at the option of the holder.  The note was converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

Prior to the Equity Transfer, we had accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder and President pursuant to the terms of a convertible promissory note.  This note was non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  The note was converted to 1,000,000 shares of common stock on September 15, 2006.

The total number of shares issued upon the two note conversions were 2,000,000 shares.

Prior to the Equity Transfer, our officers and directors have resolved to provide for various minimal expenses incurred by the Company without repayment until such time that a merger candidate is found.  These expenses consisted of, but are not limited to, office space, accounting, filing requirements, and management services.

Duoyuan China leases 4,500 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder.  The property used as an office building and research and development center.  The lease has a five-year term which runs from January 1, 2003 to December 31, 2007.  The annual rent is $136,022.

Duoyuan China uses the trademark “Duoyuan” under a license agreement with Duoyuan Water Environment Company, of which Mr. Wenhua Guo is a sole shareholder.  The trademark license does not have a term. As the cost of obtaining the trademark is immaterial, the license is provided to Duoyuan China at no charge.

Duoyuan China uses the patent, “an automatic offset press printing oil supply quick clearing devise” under a license agreement with Huiyuan Duoyuan, of which Mr. Wenhua Guo is a sole shareholder.  The patent license does not have a term.  As the cost of obtaining the trademark is immaterial, the license is provided to Duoyuan China at no charge.

Duoyuan China used to use Tianjin Automobile Water Pump Co., Ltd., of which Mr. Wenhua Guo is the sole shareholder, as supplier of certain key parts of the offset presses, such as frame panels and rollers.  Duoyuan pre-paid Tianjin Automobile Water Pump Company for these key parts, and as at June 30, 2005, there was $445,751 left with Tianjin Automobile Water Pump Company as related party receivables.  Tianjin Automobile Water Pump Company will continue to provide certain parts or goods worth $445,751 in the future.  After $445,751 worth of goods are delivered, there will not be related-party transaction between Duoyuan China and Tianjin Water Pump Company.

After Langfang Duoyuan built its plant, there were construction materials worth $442,019 remaining.  When Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd., of which Mr. Wenhua Guo is the sole shareholder, needed to build its own plant, Langfang Duoyuan sold these construction materials to the company at cost.  This amount is classified as a related party receivable as of June 30, 2006.

When Langfang Duoyuan was established and was building its plant, Duoyuan China Information Technology Industry Co., Ltd., of which Mr. Wenhua Guo is the sole shareholder, paid on behalf of Langfang Duoyuan the municipal infrastructure allocation fee utilities bills and other expenses incurred during the construction of the plant.  The total amount accumulated amounted to $4,598,000, which became related-party payable by Duoyuan China to Duoyuan China Information Technology Industry Co., Ltd.  As of March 1, 2007, these payables had been reduced.

Duoyuan China rents an office building from Duoyuan China Water Recycle Technology Industry Co., Ltd., of which Mr. Guo is a sole shareholder. During the term of the lease, Duoyuan China Water Recycle Technology Industry Co., Ltd. paid Duoyuan China’s portion of electricity and water bill associated with the office lease. The amount of electricity and water bill became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Co., Ltd.. In addition, Duoyuan China transferred some of its employees to Duoyuan China Water Recycle Technology Industry Co., Ltd.  The social welfare tax associated with these employees occurred before their transfer and became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Industry Co., Ltd.  As of March 31, 2006, Duoyuan China’s payment to Duoyuan China Recycle Technology Industry Co., Ltd, amounted to $1,041,00.

During 2006, Duoyuan China made various cash advances and short term loans to Duoyuan China Water Recycle Technology Industry Co., Ltd. These receivables are recurring transactions. The Company does not charge interest on these receivables. As of December 31, 2006, related party receivable amounted to $3.4 million.

Indebtedness of Management

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of March 1, 2007, we had a total of 67,047,481 shares of common stock outstanding, which are our only issued and outstanding voting equity securities.

The following table sets forth, as of March 1, 2007: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage Ownership
Pinnacle China Fund, L.P.	3,486,472	5.2%
Barry M. Kitt(1)	3,486,472	5.2%
Duoyuan Investments Limited (2)	47,100,462	70.25%
Wenhua Guo (2)	47,100,462	70.25% (3)
Baiyun Sun	0	0%
Xiqing Diao	0	0%
Zhiguo Hao	0	0%
Lixin Wang	0	0%
Wenzhong Liu	0	0%
Yingqing Zhang	0	0%
Lide Chen	0	0%
Yongzeng Wang	0	0%
All Directors and Officers as a Group (10 persons)	47,100,462	70.25%

(1) Pinnacle China Advisers, L.P. (“Advisers”) is the general partner of Pinnacle China Fund, L.P. (“Pinnacle”). Pinnacle China Management, LLC (“Management”) is the general partner of Advisers. Kitt China Management LLC is the manager of Management. Mr. Barry M. Kitt is the manager of Kitt China Management LLC. As of March 1, 2007, Pinnacle was the beneficial owner of 3,486,472 shares of Common Stock. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle.

(2) Mr. Wenhua Guo is the sole shareholder of Duoyuan Investments, as such he may be viewed as having beneficial ownership over all 47,100,462 shares owned by Duoyuan Investments.

(3) Of the 47,100,462 shares of Common Stock beneficially owned by Mr. Wenhua Guo, 18,502,896 shares were deposited in escrow according to the Share Purchase Agreement dated October 24, 2006, a copy of which is filed as Exhibit 10.1 to the Schedule 13D filed on December 6, 2006, and a Make Good Escrow Agreement dated October 24, 2006, a copy of which is filed as Exhibit 10.2 to the Schedule 13D filed on December 6, 2006, pursuant to which, if we do not meet certain performance benchmarks for the fiscal years 2006, 2007 or 2008, 1/3 of the escrow shares will be transferred to the investors pursuant to the Purchase Agreement for each year when the performance benchmarks are not satisfied. Mr. Wenhua Guo retains the voting power and dividend rights of the escrow shares before such shares are delivered to the investors, if ever.

SELLING SECURITY HOLDERS

We are registering for resale certain shares of our common stock. The term “selling shareholder” includes the shareholders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling shareholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The table below shows the number of shares owned by the selling shareholders based upon information they have provided to us as of March 1, 2007. Percent of shares beneficially owned by any person is calculated by dividing the number of shares of common stock beneficially owned by that person by the sum of the number of shares of common stock outstanding as of March 1, 2007, and the number of shares of common stock as to which that person has the right to acquire voting or investment power as of March 1, 2007, or within 60 days thereafter. As of March 1, 2007, there were 67,047,481 shares of our common stock outstanding. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over shares owned by them. We cannot estimate the number of shares the selling shareholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling shareholders after the completion of this offering. This information is based solely on information provided by or on behalf of the selling shareholders set forth below, and we have not independently verified the information. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Except as provided below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it. Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Magellan Capital 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	225,000	*	225,000	0	*	(1)

Magellan Litigation 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	76,500	*	76,500	0	*	(2)

Dempsey Mork 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	75,000	*	75,000	0	*	(3)

Randall A. Baker 49542 Palo Verde Dr Morongo Valley, CA 92256	30,750	*	30,750	0	*	(4)

Norbert L. LeBouef P.O. Box 3171 Palm Springs, CA 92263	28,500	*	28,500	0	*	(5)

Magellan Capital Defined Benefits Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	450,000	*	450,000	0	*	(6)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Magellan Capital Profit Sharing Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	450,000	*	450,000	0	*	(7)

Jose Chavez 42-655 Caballeros Bermuda Dunes, CA 92201	600	*	600	0	*	(8)

Alex Jacoy 78196 Calle Norte La Quinta, CA 92253	500	*	500	0	*	(9)

Richard Stevenson P.O. Box 1350 Morongo Valley, CA 92256	600	*	600	0	*	(10)

Brenda Jose 42-655 Caballeros Bermuda Dunes, CA 92201	400	*	400	0	*	(11)

Sally McManus P.O. Box 53 Morongo Valley, CA 92256	500	*	500	0	*	(12)

Carolyn Howley P.O. Box 268 Morongo Valley, CA 92256	400	*	400	0	*	(13)

Helen Wright P.O. Box 1026 Morongo Valley, CA 92256	600	*	600	0	*	(14)

Christopher J. Marof P.O. Box 1025 Morongo Valley, CA 92256	500	*	500	0	*	(15)

Mary Buerke 11119 San Jacinto Street Morongo Valley, CA 92256	400	*	400	0	*	(16)

Kathy Jones P.O. Box 3854 Palm Desert, CA 92261	600	*	600	0	*	(17)

Kathryn N. LeBouef P.O. Box 3171 Palm Springs, CA 92263	15,900	*	15,900	0	*	(18)

Victor Soto 83-888 Avenue 51 Coachella, CA 92236	600	*	600	0	*	(19)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Antonio Soto 83-888 Avenue 51 Coachella, CA 92236	500	*	500	0	*	(20)

Jose Soto 83-888 Avenue 51 Coachella, CA 92236	400	*	400	0	*	(21)

Oscar Ballesteros 81-351 Avenue 46, Space 138 Indio, CA 92201	600	*	600	0	*	(22)

Sherry Evaro-Ham 77-777 Country Club Drive, #289 Palm Desert, CA 92211	500	*	500	0	*	(23)

Alyson Baca P.O. Box 3 La Quinta, CA 92253	400	*	400	0	*	(24)

Randy Baca P.O. Box 3 La Quinta, CA 92253	600	*	600	0	*	(25)

Laurie Healy 42-785 Cabelleros Bermuda Dunes, CA 92201	500	*	500	0	*	(26)

Sergio Luna 80-434 Sandscript Court Indio, CA 92201	400	*	400	0	*	(27)

Melecio Soto 83-888 Avenue 51 Coachella, CA 92236	600	*	600	0	*	(28)

Barbara Filiatreaux 17-545 Chillon La Quinta, CA 92253	6,900	*	6,900	0	*	(29)

Micheal Baine Box 347 Lake Arrowhead, CA 92352	600	*	600	0	*	(30)

Annette Baine Box 347 Lake Arrowhead, CA 92352	500	*	500	0	*	(31)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

UGTMA CA Cust for Michelle Baine Box 347 Lake Arrowhead, CA 92352	400	*	400	0	*	(32)

UGTMA CA Cust for James Baine Box 347 Lake Arrowhead, CA 92352	600	*	600	0	*	(33)

Gary Peskin 6105 West 6th Street Los Angeles, CA 90048	500	*	500	0	*	(34)

Rose Peskin 6105 West 6th Street Los Angeles, CA 90048	400	*	400	0	*	(35)

UGTMA CA Cust for Zachary Peskin 6105 West 6th Street Los Angeles, CA 90048	600	*	600	0	*	(36)

UGTMA CA Cust for Sarah Peskin 6105 West 6th Street Los Angeles, CA 90048	500	*	500	0	*	(37)

UGTMA CA Cust for Jacob Peskin 6105 West 6th Street Los Angeles, CA 90048	400	*	400	0	*	(38)

Sarah LeBouef P.O. Box 3171 Palm Springs, CA 92263	600	*	600	0	*	(39)

Danial V. French 52645 Ramier Street La Quinta, CA 92253	600	*	600	0	*	(40)

UGTMA CA Cust for Carina Johnson 42-785 Cabelleros Bermuda Dunes, CA 92201	500	*	500	0	*	(41)

Conrad Dahl 72742 Willow Street, Apt. #4 Palm Desert, CA 92260	400	*	400	0	*	(42)

Hayley Smith 52-645 Ramirez Street La Quinta, CA 92253	600	*	600	0	*	(43)

Valarie Hahn 5195 Walnut Avenue, #14 Chino, CA 91790	500	*	500	0	*	(44)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Tiare Hatrak 74-460 Alisandro, #6 Palm Desert, CA 92260	400	*	400	0	*	(45)

Moea Shelley P.O. Box 2051 Arbor, OR 97415	600	*	600	0	*	(46)

John P. Spickard 4819 Eagle Rock Blvd., #1 Los Angeles, CA 90041	500	*	500	0	*	(47)

Patricia Bladh 51-407 Velasco La Quinta, CA 92253	400	*	400	0	*	(48)

Andrea Baca P.O. Box 3 La Quinta, CA 92253	600	*	600	0	*	(49)

Patricia A Mork 50-855 Washington PMB 244 La Quinta, CA 92253	69,900	*	69,900	0	*	(50)

National Financial Services 200 Liberty St, One World Financial Center New York, NY 10281	37,500	*	37,500	0	*	(51)

Millennium Group, Inc. 55051 Riviera Dr. La Quinta, California 92253	1,000,000	1.49	1,000,000	0	1.49	(52)

MCC Profit Sharing Plan 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	1,000,000	1.49	1,000,000	0	1.49	(53)

Irwin J. Kirz P.O. Box 1025 Morongo Valley, CA 92256	13,650	*	13,650	0	*	(54)

Pinnacle China Fund, L.P. The Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	3,486,472	5.2	3,486,472	0	5.2	(55)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Renaissance US Growth Investment Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	1,047,617	1.56	1,047,617	0	1.56	(56)

US Special Opportunities Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	1,047,617	1.56	1,047,617	0	1.56	(57)

Renaissance Capital Growth & Income Fund III, Inc. c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	349,205	*	349,205	0	*	(58)

Premier RENN US Emerging Growth Fund Limited c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210 Dallas, TX 75206	349,205	*	349,205	0	*	(59)

Jayhawk Private Equity Fund, L.P. c/o Jayhawk Private Equity GP. L.P. 8201 Mission Road, Suite 110 Prairie Village, KS 66208	2,095,235	3.13	2,095,235	0	3.13	(60)

Bear Steams Security Corp FBO J Steven Emerson Roth IRA c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	698,411	1.04	698,411	0	1.04	(61)

Bear Steams Security Corp FBO J Steven Emerson IRA R/O II c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	698,411	1.04	698,411	0	1.04	(62)

Bear Steams Security Corp FBO Emerson Family Foundation c/o Steve Emerson 1522 Ensley Ave Los Angeles, CA 90024	139,682	*	139,682	0	*	(63)

Lake Street Fund, L.P. c/o First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, CA 91106	698,411	1.04	698,411	0	1.04	(64)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Fred L. Astman Wedbush Securities Inc. Cust IRA R/O Holding 10/13/92 c/o First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, CA 91106	279,364	*	279,364	0	*	(65)

Gregory Cook Wedbush Sec Ctdn IRA Contributory 01-16-02 c/o Gregory Cook 2320 All Saints Lane Plano, TX 75025	52,380	*	52,380	0	*	(66)

George Loxsom Wedbush Sec Ctdn IRA SEP 12-16-92 c/o George Loxsom 3605 Asaro Place Plano, TX 75025	34,920	*	34,920	0	*	(67)

John Peter Selda Wedbush Sec Ctdn IRA Cont 08-27-96 c/o John Peter Selda 350 Sharon Park Drive #S-1 Menlo Park, CA 94025	34,920	*	34,920	0	*	(68)

Joseph Anthony Cardaropoli Wedbush Sec Ctdn IRA Rollover 01-12-06 c/o Joseph A Cardaropoli 8216 Chambray Ct Plano, TX 75025	30,031	*	30,031	0	*	(69)

The Mitchell W. Howard Trust c/o The Mitchell W. Howard Trust 1224 East Green Street, Suite 200 Pasadena, CA 91106	20,952	*	20,952	0	*	(70)

Chinamerica Fund, L.P. c/o Chinamerica Fund, LP 2909 St. Andrews Dr. Richardson, TX 75082	698,411	1.04	698,411	0	*	(71)

Westpark Capital, L.P. c/o Westpark Capital, L.P. 4965 Preston Park Blvd., Suite 220 Plano, TX 75093	698,411	1.04	698,411	0	1.04	(72)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Centaur Value Fund, L.P. c/o Centaur Capital Partners 1460 Main St. Ste. 234 Southlake, TX 76092	338,729	*	338,729	0	*	(73)

United Centaur Master Fund c/o Centaur Capital Partners 1460 Main St. Ste. 234 Southlake, TX 76092	185,079	*	185,079	0	*	(74)

Heller Capital Investments, LLC c/o Heller Capital Investments, LLC 700 East Palisade Avenue, 1st Floor Englewood Cliffs, NJ 07632	419,047	*	419,047	0	*	(75)

Whitebox Intermarket Partners, L.P. c/o Whitebox Advisors LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	349,205	*	349,205	0	*	(76)

Berlin Capital Growth, L.P. c/o Berlin Financial Ltd. 1325 Camegie Ave Cleveland, OH 44115	349,205	*	349,205	0	*	(77)

Lighthouse Consulting Limited c/o Lighthouse Consulting Limited Room 1001, Tung Chai Building 86 Wellington Street Central, Hong Kong	349,205	*	349,205	0	*	(78)

Precept Capital Master Fund, G.P. c/o Precept Capital Management 100 Crescent Court, Suite 850 Dallas, TX 75201	349,205	*	349,205	0	*	(79)

MidSouth Investor Fund LP c/o Heidtke & Company, Inc. 201 4th Ave. North, Suite 1950 Nashville, TN 37219	348,647	*	348,647	0	*	(80)

Sandor Capital Master Fund, L.P. c/o Sandor Advisors, LLC 2828 Routh Street, Suite 500 Dallas, TX 75201	335,237	*	335,237	0	*	(81)

Crescent International Ltd. c/o Cantara (Switzerland) S.A. 84 Avenue Louis-Casai CH-1216 Cointrin Geneva, Switzerland	209,523	*	209,523	0	*	(82)

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Diamond Opportunity Fund, LLC c/o Diamond Group 500 Skokie Blvd., Suite 300 Northbrook, IL 60062	174,602	*	174,602	0	*	(83)

Guerrilla Partners LP c/o Guerrilla Capital 237 Park Ave 9th Fl New York, NY 10017	167,618	*	167,618	0	*	(84)

The Kircher Family Trust dtd 03/24/2004 c/o Stephen C. Kircher 6000 Greystone Place Granite Bay, CA 95746	139,682	*	139,682	0	*	(85)

Nite Capital LP c/o Nite Capital, L.P. 100 East Cook Avenue, Suite 201 Libertyville, IL 60048	139,682	*	139,682	0	*	(86)

Cascata Long / Short Fund, LP c/o Cascata Long / Short Fund 12221 Merit Dr, #375 Dallas, TX 75251	69,841	*	69,841	0	*	(87)

Outpoint Capital LP c/o Outpoint Capital L.P. 237 Park Avenue, Suite 900 New York, NY 10017	62,857	*	62,857	0	*	(88)

* denotes percentage that is less than 1.

(1)	Jonathan Mork has investment and voting control over the shares of Magellan Capital.

(2)	Jonathan Mork has investment and voting control over the shares of Magellan Litigation.

(3)	Dempsey Mork has investment and voting control over the shares.

(4)	Randall A. Baker has investment and voting control over the shares.

(5)	Norbert L. LeBouef has investment and voting control over the shares.

(6)	Jonathan Mork and Dempsey Mork have investment and voting control over the shares of Magellan Capital Defined Benefits Plan. Jonathan Mork is the son of Dempsey Mork.

(7)	Jonathan Mork and Dempsey Mork have investment and voting control over the shares of Magellan Capital Profit Sharing Plan. Jonathan Mork is the son of Dempsey Mork.

(8)	Jose Chavez has investment and voting control over the shares.

(9)	Alex Jacoy has investment and voting control over the shares.

(10)	Richard Stevenson has investment and voting control over the shares.

(11)	Brenda Jose has investment and voting control over the shares.

(12)	Sally McManus has investment and voting control over the shares.

(13)	Carolyn Howley has investment and voting control over the shares.

(14)	Helen Wright has investment and voting control over the shares.

(15)	Christopher J. Marof has investment and voting control over the shares.

(16)	Mary Buerke has investment and voting control over the shares.

(17)	Kathy Jones has investment and voting control over the shares.

(18)	Kathryn N. LeBouef has investment and voting control over the shares.

(19)	Victor Soto has investment and voting control over the shares.

(20)	Antonio Soto has investment and voting control over the shares.

(21)	Jose Soto has investment and voting control over the shares.

(22)	Oscar Ballesteros has investment and voting control over the shares.

(23)	Sherry Evaro-Ham has investment and voting control over the shares.

(24)	Alyson Baca has investment and voting control over the shares.

(25)	Randy Baca has investment and voting control over the shares.

(26)	Laurie Healy has investment and voting control over the shares.

(27)	Sergio Luna has investment and voting control over the shares.

(28)	Melecio Soto has investment and voting control over the shares.

(29)	Barbara Filiatreaux has investment and voting control over the shares.

(30)	Michael Baine has investment and voting control over the shares.

(31)	Annette Baine has investment and voting control over the shares.

(32)	Michelle Baine has investment and voting control over the shares.

(33)	James Baine has investment and voting control over the shares.

(34)	Gary Peskin has investment and voting control over the shares.

(35)	Rose Peskin has investment and voting control over the shares.

(36)	Zachary Peskin has investment and voting control over the shares.

(37)	Sarah Peskin has investment and voting control over the shares.

(38)	Jacob Peskin has investment and voting control over the shares.

(39)	Sarah LeBouef has investment and voting control over the shares.

(40)	Daniel V. French has investment and voting control over the shares.

(41)	Carina Johnson has investment and voting control over the shares.

(42)	Conrad Dahl has investment and voting control over the shares.

(43)	Hayley Smith has investment and voting control over the shares.

(44)	Valarie Hahn has investment and voting control over the shares.

(45)	Tiare Hatrak has investment and voting control over the shares.

(46)	Moea Shelley has investment and voting control over the shares.

(47)	John P. Spickard has investment and voting control over the shares.

(48)	Patriacia Bladh has investment and voting control over the shares.

(49)	Andrea Baca has investment and voting control over the shares.

(50)	Patriacia A Mork has investment and voting control over the shares. She is the wife of Dempsey Mork.

(51)	Randell Baker has investment and voting control over the shares.

(52)	Jonathan Mork has investment and voting control over the shares of Millennium Group, Inc.

(53)	Jonathan Mork and Dempsey Mork have investment and voting control over the shares of MCC Profit Sharing Plan. Jonathan Mork is the son of Dempsey Mork.

(54)	Irwin J. Kirz has investment and voting control over the shares.

(55)
Pinnacle China Advisers, L.P. (“Advisers”) is the general partner of Pinnacle China Fund, L.P. (“Pinnacle”). Pinnacle China Management, LLC (“Management”) is the general partner of Advisers. Kitt China Management LLC is the manager of Management. Mr. Barry M. Kitt is the manager of Kitt China Management LLC. As of March 1, 2007, Pinnacle was the beneficial owner of 3,486,472 shares of Common Stock. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle.

(56)
Russell Cleveland has investment and voting control over the shares of Renaissance US Growth Investment Trust PLC as he is the President of RENN Capital Group, Inc. which is the investment advisor of Renaissance US Growth Investment Trust PLC.

(57)
Russell Cleveland has investment and voting control over the shares of US Special Opportunities Trust PLC as he is the President of RENN Capital Group, Inc. which is the investment advisor of US Special Opportunities Trust PLC.

(58)
Russell Cleveland has investment and voting control over the shares of Renaissance Capital Growth & Income Fund III, Inc. as he is the President of RENN Capital Group, Inc. which is the investment advisor of Renaissance Capital Growth & Income Fund III, Inc.

(59)
Russell Cleveland has investment and voting control over the shares of Premier RENN US Emerging Growth Fund Limited as he is the President of RENN Capital Group, Inc. which is the investment advisor of Premier RENN US Emerging Growth Fund Limited.

(60)
Kent McCarthy has investment and voting control over the shares of Jayhawk Private Equity Fund, L.P. as he is the managing member of Jayhawk Capital Management, L.L.C., which is the general partner of Jayhawk Private Equity GP, L.P., which in turn is the general partner of Jayhawk Private Equity Fund, L.P.

(61)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO J Steven Emerson Roth IRA.

(62)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO J Steven Emerson IRA R/O II.

(63)	J. Steven Emerson has investment and voting control over the shares of Bear Steams Security Corp FBO Emerson Family Foundation.

(64)
Scott Hood has investment and voting control over the shares of Lake Street Fund, L.P. Scott Hood is a Managing Director for Lake Street Management, LLC which has authority (General Partner) over the Lake Street Fund, L.P.

(65)	Fred L. Astman Wedbush Securities Inc. Cust IRA R/O Holding 10/13/92 has investment and voting control over the shares.

(66)	Gregory Cook Wedbush has investment and voting control over the shares of Gregory Cook Wedbush Sec Ctdn IRA Contributory 01-16-02.

(67)	George Loxsom has investment and voting control over the shares of George Loxsom Wedbush Sec Ctdn IRA SEP 12-16-92.

(68)	John Peter Selda has investment and voting control over the shares John Peter Selda Wedbush Sec Ctdn IRA Cont 08-27-96.

(69)	Joseph Anthony Cardaropoli has investment and voting control over the shares of Joseph Anthony Cardaropoli Wedbush Sec Ctdn IRA Rollover 01-12-06.

(70)	Mitchell W. Howard has investment and voting control over the shares of The Mitchell W. Howard Trust.

(71)	Chris Efird, Stephen Taylor and Beau Johnson, all of whom are partners in Chinamerica Fund, L.P. have collective voting control over the shares of Chinamerica Fund, L.P.

(72)	Patrick J. Brosnahan is the General Partner of Westpark Capital, L.P. and is the only person with investment and voting control over the shares beneficially held by Westpark Capital, L.P.

(73)
Centaur Capital Partners, the investment manager of the funds, and Zeke Ashton, the managing partner of Centaur Capital Partners, have investment and voting control over the shares of Centaur Value Fund, L.P.

(74)
 Centaur Capital Partners, the investment manager of the funds, and Zeke Ashton, the managing partner of Centaur Capital Partners, have investment and voting control over the shares of United Centaur Master Fund.

(75)	Ronald I. Heller, the Chief Investment Officer, has investment and voting control over the shares of Heller Capital Investments, LLC.

(76)
Andrew Redleaf as Managing Member of the General Partner has investment and voting control over shares held. Andrew Redleaf is the Managing Member of the General Partner of Whitebox Intermarket Partners, LP.

(77)
Thomas G. Berlin has investment and voting power over the shares of Berlin Capital Growth, L.P. as he is the managing member of Berlin Financial, Ltd, which is the general partner of Berlin Capital Growth, L.P.

(78)	Bai Ye Feng and Ignacio Badiola Menendez, the only shareholders and directors of Lighthouse Consulting Limited, have investments and voting power over the shares of Lighthouse Consulting Limited.

(79)	D. Blair Baker has investment and voting control over the shares held by Precept Capital Master Fund, G.P.

(80)	Lyman O. Heidtke is the General Partner for MidSouth Investor Fund LP and has sole investment and voting control over the shares beneficially held by them.

(81)	John S. Lemak, the General Partner of Sandor Capital Master Fund, L.P, has investment and voting power over the shares.

(82)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.. Maxi Brezzi and Bachir Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(83)
David Hokin, Rob Rubin and Richard Marks, in their capacities as manager and managing directors, respectively, of Diamond Opportunity Fund, LLC, have the shared power to vote and dispose of the shares. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such shares.

(84)	Peter Siris, the Managing Director, has investment and voting control over the shares of Guerrilla Partners LP.

(85)	Stephen C. Kircher has investment and voting control over the shares of the Kircher Family Trust dtd 03/24/2004.

(86)
Keith Goodman, Manager of the General Partner of Nite Capital, LP has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(87)
Chris Cuzalina has investment and voting control over the shares of Cascata Long / Short Fund, LP. Cascata Capital Management, LP is the general partner of Cascata Long/Short Fund, LP. The general partner of Cascata Capital Management, LP is Cascata Capital LLC, which is controlled by Chris Cuzalina .

(88)	Jordan A. Grayson, who is the managing partner, has investment and voting control over the shares of Outpoint Capital LP.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling shareholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling shareholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling shareholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. In accordance with the registration rights agreements, we will indemnify the selling shareholders against losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees) and expenses (collectively, "Losses") , or the selling shareholders will be entitled to contribution if a claim for indemnification is due but unavailable. In accordance with the same registration rights agreement, we may be indemnified by the selling shareholders against Losses that may arise from any written information furnished to us by the selling shareholder or approved in writing by the selling shareholder, in each case specifically for use in this prospectus, or we may be entitled to contribution if a claim for indemnification is due but unavailable.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 101,000,000 shares of stock, including 100,000,000 common stock and 1,000,000 preferred; each share has a par value of $0.001.  As of the date of this filing, we have 67,047,481 shares of common stock issued and outstanding.  The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, as amended and Bylaws.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available thereafter.  See “Dividend Policy.”  Such holders do not have any preemptive or other rights to subscribe for additional shares.  All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company.  There are no conversion or sinking fund provisions applicable to the common stock.  The common stock is subject to redemption, purchase or acquisition by us for fair value.  All outstanding shares of common stock are fully paid and nonassessable.

On November 2, 2006, we closed the transactions contemplated by the Purchase Agreement by and among us and certain unrelated investors. In accordance with the Purchase Agreement, we issued an aggregate of 16,447,019 shares of our common stock for a per share purchase price of approximately $1.43 or an aggregate purchase price of $23,549,200. This private equity financing was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act for issuances not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Under the Purchase Agreement, if the dollar amount of current assets of the Company minus current liabilities as set forth in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2006 (“June 30 Audited Working Capital Amount”) is less than $3,500,000, then the Company is required to immediately issue additional shares of common stock (“Additional Shares”) to each investor for no additional consideration. The number of such Additional Shares will be equal to the amount by which the $3,500,000 exceeds the June 30th Audited Working Capital Amount, divided by the per share purchase price at the closing of the Purchase Agreement.

In addition, if the Company’s financial performance does not reach the following benchmarks required by the investors, the Company’s controlling shareholder, Mr. Wenhua Guo will transfer to the investors for no additional consideration up to 112.5% of the number of shares of common stock issued at the closing of the Purchase Agreement, collectively, “Make Good Shares”, and such Make Good Shares will be deposited by Mr. Guo in an escrow account: (i) in the event that the after-tax net income of the Company for the fiscal year ended June 30, 2006 is less than $12 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; (ii) in the event that either earnings per share for the fiscal year ending June 30, 2007 is less than $0.60 on a fully diluted basis or the after tax net income of the Company for the fiscal year ending June 30, 2007 is less than $16 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing; and (iii) in the event that either earnings per share for the fiscal year ending June 30, 2008 is less than $0.89 on a fully diluted basis or the after tax net income of the Company for the fiscal year ending June 30, 2008 is less than $23.9 million, Mr. Guo will transfer to the investors 37.5% of the number of shares of common stock issued at the closing.

Taking into account all of the shares that were issued in connection with the Offering, we could have outstanding as many as 67,047,481 shares, leaving approximately 32,952,519 authorized shares of common stock available for issuance for other purposes.  Authorized but unissued shares of common stock may be issued without shareholder approval.

Warrants

On November 2, 2006, as part of the compensation to our placement agent, Roth Capital Partners, LLC, we issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares of common stock issuable upon the exercise of the warrants are included in this registration statement.

Registration Rights

Concurrently with the execution of the Purchase Agreement, the Company and the investors entered into a Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.1, pursuant to which the Company is required to file a resale registration statement on Form SB-2 or any other appropriate form within the earlier of (a) 90 days following the closing and (b) 20 days following the completion of the audit of the financial statements of Duoyuan China, for the fiscal year ended June 30, 2006 for purposes of registering the resale of shares of common stock issued at the closing on November 2, 2006, shares of common stock issuable upon the delivery of Additional Shares, if any, and upon the exercise of the warrants. The Make Good Shares, when and if released from the escrow account to the investors, will also have registration rights. The Company agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors a monthly liquidated damage equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors under the Purchase Agreement. As the Company did not file the re-sale registration statement on Form S-1 90 days following the closing, namely, January 31, 2007, the Company is required to pay the liquidated damage.

The Transfer Agent and Registrar for our common stock is Executive Register & Transfer, Inc., whose address is 3615 South Huron St., Suite 104, Englewood, CO 80110 and whose phone number is (303) 783-3725.

Listing

We intend to apply for quotation of our common stock on the over the counter market of the National Association of Securities Dealers “Electronic Bulletin Board”.

Certain Provisions of Wyoming Law and of Our Amended Articles of Incorporation and Bylaws

The following description of certain provisions of Wyoming law and of our amended articles of incorporation and bylaws is only a summary. For a complete description, we refer you to Wyoming law, our amended articles of incorporation and our bylaws that are exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our bylaws provide that the board of directors or shareholders have the power to increase or decrease the number of directors. This power is somewhat restricted by Wyoming law which provides: 1) the board may increase or decrease the number of directors up to thirty (30) percent. A proposal to increase or decrease the number of directors by more than thirty (30) percent must be approved by the shareholders; and 2) if the shareholders have approved a variable range for the size of the corporation, the directors may increase or decrease the number of shareholders within that range. However, the shareholders must approve a change to the range and must approve a change from a fixed to a variable board.

The first board of directors shall hold office until the first annual meeting of shareholders and until their successors have been duly elected and qualified or until there is a decrease in the number of directors. Thereafter, directors will be elected at the annual shareholders’ meeting and shall hold office until the annual meeting of the shareholders next succeeding his election, unless their terms are staggered in the Articles of Incorporation or the Bylaws, or until his prior death, resignation or approval.

Any vacancy in the board occurring by reason of a decrease in the number of directors, or by reason of the death, resignation, disqualification, removal or inability to act, or other cause, shall be filled by an affirmative vote of a majority of the remaining directors/

Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and our directors are elected by a plurality vote of the shareholders. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our outstanding shares. At this juncture, we have not instituted or implemented specific voting groups, nor is that anticipated. However, if we do implement different voting groups, and one particular voting group has elected a specific director or directors, then, under Wyoming law, only the shareholders of that voting group are empowered to remove that director or directors.

Amendment to Our Bylaws

Generally speaking, our bylaws may be amended by the board of directors or shareholders. However, Wyoming law provides that certain bylaws must be approved by the shareholders. For example, a bylaw which would fix or increase the quorum or voting requirements for shareholders may only be approved by the shareholders. Also, a bylaw which was approved by the shareholders that established the quorum and voting requirements for the board, may only be amended or repealed by the shareholders.

Advance Notice of Director Nominations and New Business

Under Wyoming law, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called except in certain matters such as amending the articles of incorporation, voting on a plan of merger, voting on a sale of assets outside the regular course of business and voting on dissolution. Under Wyoming law, these fundamental corporate changes may be considered at an annual meeting only if referenced in the notice of meeting.

Special meeting notices shall contain a description of the purpose or purposes for which the meeting is called.

Limitations on Liability of Directors

A director is not liable for any action taken as a director, or for any action not taken, if he performs his duties in accordance with the statutory standard of conduct set forth under Wyoming law. This statutory standard of conduct requires the director to discharge his duties in good faith, with the care of an ordinarily prudent person in a like position and in a manner he believes to be in, or at least not opposed to, the best interests of the corporation. A director can rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared by officers or employees of the corporation, legal counsel, public accountants and other experts whom the director reasonably believes to be reliable and competent in the matters presented.

EXPERTS

The financial statements of Duoyuan China as of and for each of the three fiscal years ended June 30, 2004, 2005 and 2006, included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants, Walnut, California, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of the common stock being offered hereby and certain other legal matters as to the law of the State of Wyoming will be passed on for us by Bagley, Karpan, Rose & White, L.L.C.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling shareholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. For further information about us and the common stock that the selling security holders intend to offer or sell in this offering, you should refer to the registration statement and its exhibits and schedules filed as part of the registration statement for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

You can read, inspect without charge and obtain a copy of the registration statement or any of our other materials we file or filed with the SEC at the SEC’s Public Reference Room free of charge at the Headquarters Office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by contacting the SEC’s Public Reference Room at (202) 551-8090. Please call the SEC, at its toll-free number at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports containing unaudited interim financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Asian Financial Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Asian Financial Inc. (a Wyoming Corporation) and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2006. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asian Financial, Inc. and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

March 15, 2007

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$3,739,711	$294,434
Accounts receivable, net of allowance for doubtful accounts
of $159,725 and $154,367 as of 2006 and 2005, respectively	11,231,897	4,991,205
Inventories	16,727,833	14,810,340
Other receivables	130,914	150,202
Other receivables-related parties	892,552	867,770
Other assets	-	12,053
Advances on inventory purchases	2,183,483	875,695
Total current assets	34,906,390	22,001,699

PLANT AND EQUIPMENT, net	12,065,863	11,920,309

OTHER ASSETS:
Intangible assets, net	3,572,106	3,518,445
Other non-current assets	-	26,728
Total other assets	3,572,106	3,545,173

Total assets	$50,544,359	$37,467,181

LIABILITIES AND SHARE HOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$12,269,600	$11,858,000
Accounts payable	13,137,939	8,441,555
Accrued liabilities	752,666	629,313
Other payables	522,167	223,140
Other payables - related parties	796,753	7,129,998
Customer deposits	18,830	-
Taxes payable	463,805	124,263
Total liabilities	27,961,760	28,406,269

MINORITY INTEREST	527,246	326,995

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value;1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock; $0.001 par value;100,000,000 shares authorized;
50,600,462 shares issued and outstanding	50,600	50,600
Additional paid-in capital	5,959,301	5,959,301
Statutory reserves	1,871,198	581,640
Retained earnings	13,748,397	2,142,376
Accumulated other comprehensive income	425,857	-
Total shareholders' equity	22,055,353	8,733,917
Total liabilities and shareholders' equity	$50,544,359	$37,467,181

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2006, 2005 and 2004

	2006	2005	2004
REVENUE	$43,746,561	$26,468,783	$12,891,448

COST OF SALES	22,477,905	16,886,926	8,924,002

GROSS PROFIT	21,268,656	9,581,857	3,967,446

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,685,850	6,110,893	4,364,173

INCOME (LOSS) FROM OPERATIONS	13,582,806	3,470,964	(396,727)

OTHER (EXPENSE) INCOME, net	(238,974)	492,287	36,010

INCOME BEFORE MINORITY INTEREST AND
PROVISION FOR INCOME TAXES	13,343,832	3,963,251	(360,717)

MINORITY INTEREST	187,120	85,653	4,381

INCOME BEFORE PROVISION FOR INCOME TAXES	13,156,712	3,877,598	(365,098)

PROVISION FOR INCOME TAXES	261,133	-

NET INCOME (LOSS)	12,895,579	3,877,598	(365,098)

OTHER COMPREHENSIVE INCOME	425,857	-	-

COMPREHENSIVE INCOME (LOSS)	$13,321,436	$3,877,598	$(365,098)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	50,600,462	50,600,462	50,600,462

BASIC AND DILUTED EARNING PER SHARE	$0.25	$0.08	$(0.01)

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED JUNE 30, 2006, 2005 AND 2004

	Common Stock					Accumulated other
	Number of Shares	Amount	Additional Paid in Capital	Statutory Reserves	Retained Earnings	comprehensive income (loss)	Totals
BALANCE, June 30, 2003	50,600,462	$50,600	$5,959,301	$-	$(788,484)	$-	$5,221,417
Net loss					(365,098)		(365,098)
BALANCE, June 30, 2004	50,600,462	50,600	5,959,301	-	(1,153,582)	-	4,856,319
Net income					3,877,598		3,877,598
Statutory reserves				581,640	(581,640)		-
BALANCE, June 30, 2005	50,600,462	50,600	5,959,301	581,640	2,142,376	-	8,733,917
Net income					12,895,579		12,895,579
Statutory reserves				1,289,558	(1,289,558)		-
Foreign currency translation adjustments						425,857	425,857
BALANCE, June 30, 2006	50,600,462	$50,600	$5,959,301	$1,871,198	$13,748,397	$425,857	$22,055,353

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30,2006, 2005 AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,895,579	$3,877,598	$(365,098)
Adjustments to reconcile net income (loss) to cash
provided by (used in) operating activities:
Minority interest	187,120	85,653	4,381
Depreciation	590,635	515,284	330,414
Amortization	67,821	66,896	55,918
(Increase) decrease in assets:
Accounts receivable	(6,010,258)	(819,998)	(2,940,092)
Inventories	(1,390,188)	(4,688,238)	(3,528,950)
Other receivables - related parties	5,289	(181,621)	(132,809)
Advances on inventory purchases	(1,265,352)	(411,093)	(273,382)
Other assets	36,625	171,371	(292,823)
Other non-current assets	-	-	(26,728)
Increase (decrease) in liabilities:
Accounts payable	4,361,870	620,281	4,080,568
Customer deposits	18,653	-	-
Other payables	286,617	43,957	161,113
Other payables - related parties	(6,518,709)	(9,327,799)	3,875,042
Accrued liabilities	69,749	212,309	81,428
Taxes payable	332,069	(47,326)	109,711
Net cash provided by (used in) operating activities	3,667,520	(9,882,726)	1,138,693

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(190,422)	(2,609,193)	(1,206,391)
Payments on construction in progress	(107,137)	-	-
Payments on assets acquisition	-	-	(4,598,000)
Net cash used in investing activities	(297,559)	(2,609,193)	(5,804,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	-	11,858,000	-
Other payable - related party	-	-	4,598,000
Net cash provided by investing activities	-	11,858,000	4,598,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH	75,316	-	-

INCREASE (DECREASE) IN CASH	3,445,277	(633,919)	(67,698)

CASH, beginning of year	294,434	928,353	996,051

CASH, end of year	$3,739,711	$294,434	$928,353

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI had not commenced operations or generated any revenues since inception. On August 31, 2006, AFI entered into a definitive Equity Transfer Agreement with Duoyuan Investments Limited (“Duoyuan BVI”), a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).  Duoyuan BVI became AFI’s wholly-owned subsidiary, and Mr. Guo Wenhua, the sole shareholder of Duoyuan BVI, became our controlling shareholder.  The acquisition of Duoyuan Investment Limited has been accounted for as a purchase and treated as a reserve acquisition, more details described in Note 12.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc., in turn wholly owned by Mr. Guo. Duoyuan China was incorporated in the British Virgin Islands in 2002. The registered capital of Duoyuan China is $6,000,000. As of June 30, 2006, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 99.4% of Hunan Duoyuan Digital Technology Co., Ltd.

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyan Digital Printing Technology Co., Ltd. Langfang Duoyuan when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%.

On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute, an entity owned 100% by Mr. Guo, transferred 90% ownership to Duoyuan China pursuant to the “Langfang Duoyuan Second Equity Transfer Agreement”. Duoyuan China paid RMB 36 million to Huiyuan Institute on May 17, 2006. This transaction brought Duoyuan China’s ownership to 95%. Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan’s equity. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2004 due to common management and ownership.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan was established by Duoyuan China and Langfang Duoyuan on March 10, 2004. Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years.

On December 1, 2003, HuNan Printing Machinery was reorganized by the state government. All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company allocated the purchase price of the assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combination. An appraisal report dated April 23, 2004, assessed the fair market value of the acquired assets at RMB 105.9 million. After the auction, Duoyuan China and Langfang Duoyuan owned 88% and 12%, respectively. The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and a new business license was obtained on March 10, 2004 with an operating term of 30 years. The company's initial registered capital was stated at RMB 105.9 million.

Note 2 - Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan Investments Limited - 100%, Duoyuan China - 100%, Langfang Duoyuan - 95.0%, and Hunan Duoyuan - 99.4%. The consolidated financial statements have been presented as if the acquisition of Langfang Duoyan occurred at the beginning of fiscal 2004 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the "Company"). All material intercompany transactions and balances have been eliminated in the consolidation. Note - 1 Organization background and principal activities has more detail descriptions.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The balance sheet amounts with the exception of equity at June 30, 2006 and 2005 were translated at 7.99 RMB and 8.26 RMB to $1.00 USD, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the years ended June 30, 2006, 2005 and 2004 were 8.06 RMB, 8.26 RMB and 8.26 RMB , respectively.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Land Use Rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company has the right to use the land for 50 years. At June 30, 2006 and 2005, accumulated amortization amounted to $231,374 and $163,487. The cost of the Rights is being amortized over 50 years using the straight-line method.

The Company acquired two of the land use rights which are not currently being used or developed and therefore the Company did not record amortization expense for 2006 and 2005.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The land use rights consisted of the following:

	2006	2005
Intangible - land use right	$3,583,667	$3,469,419
Idle intangible - land use right	219,813	212,513
	3,803,480	3,681,932
Less accumulated amortization	(231,374)	(163,487)
Totals	$3,572,106	$3,518,445

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2006, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended June 30, 2006, 2005 and 2004 amounted to $67,821, $66,896 and $55,918, respectively.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated
Useful Life
Buildings	30 years
Machinery and equipment	5-10 years
Other equipment	5-10 years
Furniture and Fixtures	3-5 years
Motor Vehicles	4-10 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2006 and 2005 the Company expects these assets to be fully recoverable.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plant and equipment consist of the following at June 30:

	2006	2005
Buildings	$5,866,081	$5,670,479
Office equipment	595,049	575,088
Motor vehicles	99,632	96,291
Plant and machinery	4,956,060	4,789,801
Construction in progress	2,227,673	1,835,903
Total	13,744,495	12,967,562
Accumulated depreciation	(1,678,632)	(1,047,253)
Total	$12,065,863	$11,920,309

The depreciation expense for the years ended June 30, 2006, 2005 and 2004 amounted to $590,635, $515,284 and 330,414, respectively.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. Total cash in state-owned banks at June 30, 2006 and 2005 amounted to $3,739,711 and $294,434, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following at June 30:

	2006	2005
Raw materials	$6,526,691	$7,245,567
Work in process	5,032,117	2,125,179
Supplies	1,658,745	87,266
Finished goods	3,510,280	5,352,328
Total	$16,727,833	$14,810,340

The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of June 30, 2006 and 2005, the Company has determined that no reserves are necessary.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising costs

The Company expenses the cost of advertising as incurred. Advertising costs were $330,703 and $220,640 for the year ended December 31, 2006 and 2005, respectively.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers. Accounts receivable, trade net of allowance for doubtful accounts outstanding at June 30, 2006 and 2005 amounted to $11,231,897 and $4,991,205, respectively.

Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged over nine months that have not been collected. As of June 30, 2006 and 2005, allowances for doubtful accounts were $159,725 and $154,367, respectively.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at June 30, 2006 and 2005.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2001. Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004. Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and high technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004. Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008. Langfang Duoyuan will become subject to an income tax rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasury Department to obtain an income tax exemption benefit. The Treasury Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasury Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009. Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

During years ending June 30, 2006, 2005 and 2004 the provision for income taxes amounted to $261,133, $0 and $0, respectively. The estimated tax savings due to this tax exemption for the years ending June 30, 2006, 2005 and 2004 amounted to $4,154,255, $1,279,607 and $0, respectively. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.25 to $0.17 in 2006 and $0.08 to $0.05 in 2005.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30:

	2006	2005
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(16.5)	(33.0)
Effective income tax rates	16.5%	-%

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Both Langfang Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("FAS 156"), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted. This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective beginning January 1, 2007.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position.

In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation applies to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.

This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.

This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on its financial statements.

Company reporting year end

For US financial statement reporting purposes beginning from 2003, the Company has adopted June 30 as its fiscal year end.

Note 3 - Earnings per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All per share data including earnings per share has been retroactively restated to reflect the merger on August 31, 2006. For the year ended June 30, 2006, 2005 and 2004, basic and diluted earnings per share amounted to $0.25, $0.08 and ($0.01), respectively.

Note 4 - Supplemental Disclosure of Cash Flow Information

Interest expense paid amounted to $721,764, $505,636 and $0 for the years ended June 30, 2006, 2005 and 2004, respectively.

Income tax payments paid amounted to $0 for the years ended June 30, 2006, 2005 and 2004, respectively.

Note 5 - Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors on inventory purchases. The inventory is normally delivered within six months after the monies have been advanced. The total outstanding amount was $2,183,483 and $875,695 as of June 30, 2006 and 2005, respectively.

Note 6 - Related party transactions

Mr. Guo Wenhua is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due from and to related parties at June 30:

Other receivable - related parties	2006	2005
Tianjin Automobile Water Pump Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$231,603	$445,751
Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	660,949	422,019
Totals	$892,552	$867,770

Other payable - related parties
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$796,753	$2,531,998
Beijing Huiyuan Duoyuan Research Institute - Original shareholder of Langfang Duoyuan	-	4,598,000
Totals	$796,753	$7,129,998

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables.

The Company has short term loans from related parties of $796,753 and $2,531,998 as of June 30, 2006 and 2005, respectively. These amounts were loaned to the Company for business operations. These amounts are short-term and are non interest bearing.

On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity. The consolidated financial statements of the Company as of and for the two years period ended June 30, 2006, however, reflect the activities of its 95% then owned subsidiary, LangFang. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership. The other payable to Huiyuan Institute of $4,598,000 as of June 30, 2005 represents the unpaid purchase price of Huiyuan Institute’s 90% equity interest in Langfang Duoyuan. The purchase price was fully paid on May16, 2006.

Note 7 - Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $12,269,600 and $11,858,000 outstanding on these lines of credit as of June 30, 2006 and 2005, respectively. The loans consisted of the following:

	2006	2005
Loan from Bank of Agriculture, Chongwen branch due
Febuary 23, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	$1,252,000	$1,210,000

Loan from Bank of Agriculture, Chongwen branch due
June 30, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,504,000	2,420,000

Loan from Bank of Agriculture, Chongwen branch due
July 15, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	2,504,000	2,420,000

Loan from Bank of Agriculture, Chongwen branch due
July 20, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	3,505,600	3,388,000

Loan from Bank of Agriculture, Chongwen branch due
July 27, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,504,000	2,420,000
Total	$12,269,600	$11,858,000

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Reserves and dividends

The laws and regulations of the People’s Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the year ended June 30, 2006 and 2005, the Company transferred $1,289,558 and $387,760 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund through 2005. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. For the year ended June 30, 2006 and 2005, the Company transferred $0 and $193,880 to this reserve. Effective from January 1, 2006, the common welfare fund reserve is no longer required by the Chinese regulation.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by the Chinese joint ventures. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 9 - Operating Leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Guo Wenhua is the sole shareholder. Total lease expense for the years ended June 30, 2006 and 2005 were $136,022 and $136,022, respectively. Total future minimum lease payments at June 30, 2006, are as follows:

Year Ended June 30,	Amount
2007	136,022
2008	68,011
Thereafter	-

Note 10 - Minority interest

Minority interest represents the outside shareholders’ 5% interest in Langfang Duoyuan Digital Technology Co., Ltd.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Current vulnerability due to certain concentrations

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 12 - Subsequent Events

On August 31, 2006, Duoyuan Investments Limited, a British Virgin Island company (“Duoyuan BVI”) and Asian Financial Inc. signed an equity transfer agreement (the “Agreement”). Asian Financial Inc. is a Wyoming corporation and is an SEC reporting and non-trading company and has no business operations. Duoyuan Investments Limited owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest). Asian Financial Inc. acquired the Duoyuan Interest in exchange for 47,100,462 new shares of common stock in Asian Financial Inc. that were issued to Duoyuan BVI. Asian Financial Inc. had total outstanding common shares of 50,600,462 at the Closing Date and Duoyuan BVI’s 47,100,462 shares of common stock will equal 93.08% ownership in Asian Financial Inc. For accounting purposes this transaction will be treated as a recapitalization of Duoyuan China where Duoyuan China is considered the accounting acquirer.

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). On November 2, 2006, the transactions contemplated by the Purchase Agreement closed. In accordance with the Purchase Agreement, Asian Financial, Inc. issued an aggregate of 16,447,019 shares of common stock for a per share purchase price of approximately $1.43 or an aggregate purchase price of $23,549,200.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). At the closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, Asian Financial, Inc. issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. Concurrently with the execution of the Purchase Agreement, the Company and the investors entered into a Registration Rights Agreement, pursuant to which the Company is required to file a resale registration statement for purpose of registering the resale of shares of common stock issued at closing, shares of common stock issuable upon the delivery of certain additional shares required under the Purchase Agreement, if any, and upon the exercise of the warrants.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND JUNE 30, 2006

	December 31,	June 30,
	2006	2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$18,913,524	$3,739,711
Restricted cash	4,000,000	-
Accounts receivable, net of allowance of $163,552 and $159,725
as of December 31 and June 30, 2006, respectively	15,916,722	11,231,897
Inventories	14,915,744	16,727,833
Other receivables	713,342	130,914
Other receivables-related parties	3,428,914	892,552
Other assets	28,318	-
Advances on inventory purchases	95,271	2,183,483
Total current assets	58,011,835	34,906,390

PLANT AND EQUIPMENT, net	13,216,351	12,065,863

OTHER ASSETS:
Intangible assets, net	3,622,646	3,572,106
Total other assets	3,622,646	3,572,106

Total assets	$74,850,832	$50,544,359

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$12,563,600	$12,269,600
Accounts payable	5,767,529	13,137,939
Accrued liabilities	282,566	752,666
Other payables	273,626	522,167
Other payables - related parties	290,308	796,753
Customer deposits	-	18,830
Taxes payable	701,606	463,805
Total liabilities	19,879,235	27,961,760

MINORITY INTEREST	716,819	527,246

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value;1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock; $0.001 par value;100,000,000 shares authorized;
67,047,481 and 50,600,462 shares issued and outstanding
at December 31 and June 30, 2006	67,047	50,600
Additional paid-in capital	27,432,545	5,959,301
Statutory reserves	1,871,198	1,871,198
Retained earnings	23,766,877	13,748,397
Accumulated other comprehensive income	1,117,111	425,857
Total shareholders' equity	54,254,778	22,055,353
Total liabilities and shareholders' equity	$74,850,832	$50,544,359

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)

	Three months ended		Six months ended
	December 31		December 31
	2006	2005	2006	2005
REVENUES	$21,421,801	$14,135,796	$38,957,983	$22,262,004

COST OF SALES	11,675,082	7,284,016	21,443,772	11,561,672

GROSS PROFIT	9,746,719	6,851,780	17,514,211	10,700,332

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,949,902	977,559	6,046,276	2,311,689

INCOME FROM OPERATIONS	6,796,817	5,874,221	11,467,935	8,388,643

OTHER EXPENSE, net	(335,385)	(300,516)	(335,385)	(281,062)

INCOME BEFORE MINORITY INTEREST AND
PROVISION FOR INCOME TAXES	6,461,432	5,573,705	11,132,550	8,107,581

MINORITY INTEREST	102,724	80,426	174,592	130,574

INCOME BEFORE PROVISION FOR INCOME TAXES	6,358,708	5,493,279	10,957,958	7,977,007

PROVISION FOR INCOME TAXES	519,461	-	939,478	-

NET INCOME	5,839,247	5,493,279	10,018,480	7,977,007

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain (loss)	81,329	(53,587)	691,254	253,423

COMPREHENSIVE INCOME	$5,920,576	$5,439,692	$10,709,734	$8,230,430

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	56,532,174	50,600,462	56,532,174	50,600,462

BASIC AND DILUTED EARNING PER SHARE	$0.10	$0.11	$0.18	$0.16

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Additional			Accumulated Other
	Number of Shares	Amount	Paid in Capital	Statutory Reserves	Retained Earnings	Comprehensive Income	Totals
BALANCE, July 1, 2005, audited	50,600,462	$50,600	$5,959,301	$581,640	$2,142,376	$	$8,733,917
Net income					7,977,007		7,977,007
Foreign currency translation adjustments						(53,587)	(53,587)
BALANCE, December 31, 2005, unaudited	50,600,462	50,600	5,959,301	581,640	10,119,383	(53,587)	16,657,337
Net income					4,918,572		4,918,572
Adjustment to statutory reserves				1,289,558	(1,289,558)		-
Foreign currency translation adjustments						479,444	479,444
BALANCE, June 30, 2006, audited	50,600,462	50,600	5,959,301	1,871,198	13,748,397	425,857	22,055,353
Net income					10,018,480		10,018,480
Shares issued for cash, $1.43 per share	16,447,019	16,447	21,473,244				21,489,691
Foreign currency translation adjustments						691,254	691,254
BALANCE, December 31, 2006, unaudited	67,047,481	$67,047	$27,432,545	$1,871,198	$23,766,877	$1,117,111	$54,254,778

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005
(UNAUDITED)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,018,480	$7,977,007
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority interest	174,592	130,574
Depreciation	343,370	361,567
Amortization	34,589	33,749
(Increase) decrease in assets:
Accounts receivable	(4,357,135)	(4,659,034)
Inventories	2,183,572	4,598,812
Other receivables	(567,745)	(12,409)
Other receivables - related parties	(2,481,626)	(1,189,347)
Advances on inventory purchases	2,112,148	(1,260,628)
Other assets	(31,807)	11,752
Increase (decrease) in liabilities:
Accounts payable	(7,583,306)	(2,837,972)
Customer deposits	(19,026)	-
Other payables	(254,042)	118,226
Other payables - related parties	(518,568)	(1,782,525)
Accrued liabilities	(483,619)	(340,276)
Taxes payable	223,682	536,414
Net cash (used in) provided by operating activities	(1,206,441)	1,685,910

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,193,320)	(38,733)
Payments on construction in progress	-	(323,409)
Net cash used in investing activities	(1,193,320)	(362,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement	17,473,244	-
Net cash provided by investing activities	17,473,244	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	100,330	13,414

INCREASE IN CASH	15,173,813	1,337,182

CASH, beginning of period	3,739,711	294,434

CASH, end of period	$18,913,524	$1,631,616

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006
(UNAUDITED)

Note 1 - Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI had not commenced operations or generated any revenues since inception. On August 31, 2006, AFI entered into a definitive Equity Transfer Agreement with Duoyuan Investments Limited (“Duoyuan BVI”), a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).  Duoyuan BVI became AFI’s wholly-owned subsidiary, and Mr. Guo Wenhua, the sole shareholder of Duoyuan BVI, became our controlling shareholder.  The acquisition of Duoyuan Investment Limited has been accounted for as a purchase and treated as a reserve acquisition, more details described in Note 12.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc., in turn wholly owned by Mr. Guo. Duoyuan China was incorporated in the British Virgin Islands in 2002. The registered capital of Duoyuan China is $6,000,000. As of June 30, 2006, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 99.4% of Hunan Duoyuan Digital Technology Co., Ltd.

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyuan Digital Printing Technology Co., Ltd. Langfang Duoyuan when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%.

On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute, an entity owned 100% by Mr. Guo, transferred 90% ownership to Duoyuan China pursuant to the “Langfang Duoyuan Second Equity Transfer Agreement”. Duoyuan China paid RMB 36 million to Huiyuan Institute on May 17, 2006. This transaction brought Duoyuan China’s ownership to 95%. Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan’s equity. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2004 due to common management and ownership.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan was established by Duoyuan China and Langfang Duoyuan on March 10, 2004.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government. All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000.

The Company allocated the purchase price of the assets pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combination. An appraisal report dated April 23, 2004, assessed the fair market value of the acquired assets at RMB 105.9 million. After the auction, Duoyuan China and Langfang Duoyuan owned 88% and 12%, respectively. The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and a new business license was obtained on March 10, 2004 with an operating term of 30 years. The company's initial registered capital was stated at RMB 105.9 million.

Note 2 - Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan Investments Limited - 100%, Duoyuan China - 100%, Langfang Duoyuan - 95.0%, and Hunan Duoyuan - 99.4%. The consolidated financial statements have been presented as if the acquisition of Langfang Duoyuan occurred at the beginning of fiscal 2005 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the "Company"). All material intercompany transactions and balances have been eliminated in the consolidation. Note - 1 Organization background and principal activities has more detail descriptions.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The balance sheet amounts with the exception of equity at December 31, 2006 and June 30, 2006 were translated at 7.80 RMB and 7.99 RMB to $1.00 USD, respectively. The equity accounts were stated at historical rate. The average translation rates applied to income statement accounts for the six months ended December 31, 2006 and 2005 were 7.91 RMB and 8.10 RMB , respectively.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Land Use Rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company has the right to use the land for 50 years. At December 31, 2006 and June 30, 2006, accumulated amortization amounted to $278,376 and $231,374. The cost of the Rights is being amortized over 50 years using the straight-line method.

The Company acquired two of the land use rights which are not currently being used or developed and therefore the Company did not record amortization expense for the six months ended December 31, 2006 and 2005. The land use rights consisted of the following:

	December 31,	June 30,
	2006	2006
Intangible - land use right	$3,675,864	$3,583,667
Idle intangible - land use right	225,158	219,813
Total	3,901,022	3,803,480
Less: accumulated amortization	(278,376)	(231,374)
Intangible assets, net	$3,622,646	$3,572,106

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2006, the Company expects these assets to be fully recoverable.

Total amortization expense for the six months ended December 31, 2006 and 2005 amounted to $34,589, and $33,749, respectively.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated
Useful Life
Buildings	30 years
Machinery and equipment	5-10 years
Other equipment	5-10 years
Furniture and Fixtures	3-5 years
Motor Vehicles	4-10 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2006, the Company expects these assets to be fully recoverable.

Plant and equipment consist of the following:

	December 31,	June 30,
	2006	2006
Buildings	$6,006,638	$5,866,081
Office equipment	609,308	595,049
Motor vehicles	102,021	99,634
Plant and machinery	5,074,815	4,956,060
Construction in progress	3,490,409	2,227,673
Total	15,283,191	13,744,497
Less: accumulated depreciation	(2,066,840)	(1,678,634)
Plant and equipment, net	$13,216,351	$12,065,863

The depreciation expense for the six months ended December 31, 2006 and 2005 amounted to $343,370 and 361,567, respectively.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. Total cash in state-owned banks at December 31, 2006 and June 30, 2006 amounted to $18,913,524 and $3,739,711, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted cash

Restricted cash represents cash held in escrow for the November 2006 private placement. As of December 31, 2006, total of $4,000,000 was held in escrow.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following:

	December 31,	June 30
	2006	2006
Raw materials	$2,540,494	$6,526,691
Work in process	8,605,462	5,032,117
Supplies	76,973	1,658,745
Finished goods	3,692,815	3,510,280
Totals	$14,915,744	$16,727,833

The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of December 31, 2006 and June 30, 2006, the Company has determined that no reserves are necessary.

Advertising costs

The Company expenses the cost of advertising as incurred. Advertising costs were $696,365 and $195,295 for the six months ended December 31, 2006 and 2005, respectively.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers. Accounts receivable, trade net of allowance for doubtful accounts outstanding at December 31, 2006 and June 30, 2006 amounted to $15,916,722 and $11,231,897, respectively. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.

An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged over nine months that have not been collected. As of December 31, 2006 and June 30, 2006, allowances for doubtful accounts were $163,552 and $159,725, respectively.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at June 30, 2006 and 2005.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2001. Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004. Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004. Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008. Langfang Duoyuan will become subject to an income tax rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009. Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

During six months ending December 31, 2006 and 2005 the provision for income taxes amounted to $939,478 and $0 respectively. The estimated tax savings due to this tax exemption for the six months ending December 31, 2006 and 2005 amounted to $2,731,380 and $2,632,412, respectively. The net effect on earnings per share had the income tax been applied would decrease earnings per share from $0.18 to $0.13 in 2006 and $0.16 to $0.11 in 2005.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended December 31:

	2006	2005
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(16.5)	(33.0)
Effective income tax rates	16.5%	-%

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $6,748,028 and $3,061,749 for the six months ended December 31, 2006 and $3,844,227 and $1,295,944 for the six months ended December 31, 2005, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Both Langfang Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Recently issued accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("FAS 156"), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted. This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective beginning January 1, 2007.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions--an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation applies to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.

This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on its financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.

This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on its financial statements.

Company reporting year end

For US financial statement reporting purposes beginning from 2003, the Company has adopted June 30 as its fiscal year end.

Note 3 - Earnings per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All per share data including earnings per share has been retroactively restated to reflect the merger on August 31, 2006. For the six months ended December 31, 2006 and 2005, basic and diluted earning per share amount to $0.18 and $0.16, respectively.

Note 4 - Supplemental Disclosure of Cash Flow Information

Interest expense paid amounted to $360,824 and $344,758 for the six months ended December 31, 2006 and 2005, respectively.

Income tax payments paid amounted to $698,373 and $0 for the six months ended December 31, 2006 and 2005, respectively.

Note 5 - Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors on inventory purchases. The inventory is normally delivered within six months after the monies have been advanced. The total outstanding amount was $95,271 and $2,183,483 as of December 31, 2006 and June 30, 2006, respectively.

Note 6 - Related party transactions

Mr. Guo Wenhau is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due from and to related parties:

	December 31,	June 30,
Other receivable - related parties	2006	2006
Tianjin Automobile Water Pump Co., Ltd. - Mr. Guo Wenhau is the sole shareholder	$38,716	$231,603
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	3,390,198	660,949
Totals	$3,428,914	$892,552
Other payable - related parties
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Guo Wenhua is the sole shareholder	$290,308	$796,753

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables.

The Company has short term loans from related parties of $290,308 and $796,753 as of December 31, 2006 and June 30, 2006, respectively. These amounts were loaned to the Company for business operations. These amounts are short-term and are non interest bearing.

Note 7 - Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $12,563,600 and $12,269,600 outstanding on these lines of credit as of December 31, 2006 and June 30, 2006, respectively. The loans consisted of the following:

	December 31,	June 30,
	2006	2006
Loan from Bank of Agriculture, Chongwen branch due
Febuary 23, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	$1,282,000	$1,252,000

Loan from Bank of Agriculture, Chongwen branch due
June 30, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 15, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000

Loan from Bank of Agriculture, Chongwen branch due
July 20, 2007. Monthly interest only payment at
6.138% per annum, secured by plant and machinery	3,589,600	3,505,600

Loan from Bank of Agriculture, Chongwen branch due
July 27, 2007. Quarterly interest only payment at
6.138% per annum, secured by plant and machinery	2,564,000	2,504,000
Totals	$12,563,600	$12,269,600

Total interest expense for the six months ended December 31, 2006 and for the year ended June 30, 2006 amounted to $360,824 and $721,764, respectively.

Note 8 - Reserves and dividends

The laws and regulations of the People’s Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the six months ended December 31, 2006 and for the year ended June 30, 2006, the Company transferred $0 and $1,322,862 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund through 2005. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividend to shareholders. Effective from January 1, 2006, the common welfare fund reserve is no longer required by the Chinese regulation.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by the Chinese joint ventures. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 9 - Operating Leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Guo Wenhua is the sole shareholder. Total lease expense for the six months ended December 31, 2006 and 2005 were $68,000 and $68,000, respectively. Total future minimum lease payments at December 31, 2006, is as follows:

Year Ended June 30,	Amount
2007	136,022
2008	68,011
Thereafter	-

Note 10 - Minority interest

Minority interest represents the outside shareholders’ 5% interest in Langfang Duoyuan Digital Technology Co., Ltd.

Note 11 - Current vulnerability due to certain concentrations

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 12 - Business combination

On August 31, 2006, Duoyuan Investments Limited, a British Virgin Island company (“Duoyuan BVI”) and Asian Financial Inc. signed an equity transfer agreement (the “Agreement”). Asian Financial Inc. is a Wyoming corporation and is an SEC reporting and non-trading company and has no business operations. Duoyuan Investments Limited owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest). Asian Financial Inc. acquired the Duoyuan Interest in exchange for 47,100,462 new shares of common stock in Asian Financial Inc. that were issued to Duoyuan BVI. Asian Financial Inc. had total outstanding common shares of 50,600,462 at the Closing Date and Duoyuan BVI’s 47,100,462 shares of common stock will equal 93.08% ownership in Asian Financial Inc. For accounting purposes this transaction will be treated as a recapitalization of Duoyuan China where Duoyuan China is considered the accounting acquirer.

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). On November 2, 2006, the transactions contemplated by the Purchase Agreement closed. In accordance with the Purchase Agreement, Asian Financial, Inc. issued an aggregate of 16,447,019 shares of common stock for a per share purchase price of approximately $1.43 or an aggregate purchase price of $23,549,200.

A total of $4,000,000 of the proceeds is being held in escrow until the Company appoints a majority of independent directors and hires a CFO with knowledge and experience of accounting standards generally accepted in the United States and SEC reporting requirements.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, Asian Financial agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing. Failure to file the registration statement results in a monthly cash penalty of 1% of the proceeds with a cap of 8%. The Company began accruing costs associated with this penalty in February 2007.

Under the terms of the Agreement, the Company is required to meet various performance targets for the next two years. If the Company fails to meet those targets, the Company’s controlling shareholder and CEO, agreed to transfer his personal shares in the Company stock to each shareholder party to the Purchase Agreement up to 112% of number of shares issued in the private placement.

Additionally, the Company agreed to cease all related party transactions and to settle all outstanding balance due to or from related parties by December 31, 2006. Failure to file the registration statement results in a monthly cash penalty of 1% of the proceeds with a cap of 4%. The Company began accruing costs associated with this penalty in January 2007.

At the closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, Asian Financial, Inc. issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates, except the SEC registration fee.

Nature of Expenses	Amount of Fees
SEC registration fee		$496.02
NASD filing fee		NA
Nasdaq National Market listing fee	$	NA
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Total	$	*

* Will be completed in subsequent amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

W.S. 17-16-850 et. seq. and W.S. 17-16-202 (b)(v) of the Wyoming Business Corporation Act provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Wyoming Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the corporation’s best interests or the person must not have breached his fiduciary duties to the corporation in a manner involving intentional misconduct, fraud or knowing violation of the law. Further, discretionary indemnification may be authorized by the shareholders, a majority vote of a quorum of disinterested directors, or if no quorum can be obtained or any such quorum so orders, by legal opinion of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Under the Equity Transfer Agreement, we issued to Duoyuan Investments 47,100,462 shares of our common stock, par value $0.001 to purchase all of the equity interest of Duoyuan China. As a result, Duoyuan China became our wholly-owned subsidiary, and Wenhua Guo, the sole shareholder of Duoyuan Investments, became our controlling shareholder. The transaction contemplated by the Equity Transfer Agreement closed on October 6, 2006. The sale of these securities was exempt from registration under Section 4(2) of the Securities Act on the grounds that they were offered and sold in a private transaction involving fewer than 35 persons.

On October 24, 2006, we entered into a Securities Purchase Agreement with unrelated investors pursuant to which we agreed to issue an aggregate of 16,447,019 shares of our restricted common stock for a per share purchase price of approximately $1.43 or an aggregate purchase price of $23,549,200. The transactions contemplated by the Securities Purchase Agreement closed on November 2, 2006. The financing was conducted through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act.

At the closing, as part of the compensation to our placement agent, Roth Capital Partners, LLC, we issued to Roth Capital warrants to acquire 1,644,702 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The sale of these securities was exempt from registration under Section 4(2) of the Securities Act on the grounds that they were offered and sold in a private transaction involving fewer than 35 persons.

ITEM 16. EXHIBITS

(a) Exhibits

Exhibit No.	Description
2.1	Equity Transfer Agreement dated August 31, 2006 (incorporated by reference from Form 8-K filed on September 6, 2006)

3.1(i)	Articles of Incorporation, as amended (incorporated by reference from Registration Statement on Form 10-SB filed on August 24, 1999).

3.1(ii)	By-laws (incorporated by reference to the Registrant’s Form 10-KSB filed on September 10, 1999).

4.1	Equity Transfer Agreement dated August 31, 2006 (incorporated by reference from Form 8-K filed on September 6, 2006) (Exhibit 2.1)

4.2	Securities Purchase Agreement dated October 24, 2006 (incorporated by reference from Form 8-K filed on October 25, 2006)

5.1	Opinion of Bagley, Karpan, Rose & White, L.L.C, as to legality of offered securities

10.1	Registration Rights Agreement dated October 24, 2006 (incorporated by reference from Form 8-K filed on October 25, 2006)

10.2
Loan Agreement, dated July 29, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.3
Loan Agreement, dated September 3, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd.  and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.4
Loan Agreement, dated September 22, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.5
Loan Agreement, dated November 16, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006)..

10.6
Loan Agreement, dated February 24, 2006, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006)..

10.7
Lease Agreement between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Digital Printing Technology Industry (China) Co. Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006)

10.8	Form of Employment Agreement (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.9
Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.10
Maximum Credit Guaranty made by Hunan Duoyuan Printing Technology Industry (China) Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.11
Maximum Credit Guaranty made by Hunan Duoyuan Printing Machinery Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

21.1	Subsidiaries of the registrant (incorporated by reference from Form 8-K filed on September 6, 2006)

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP,

(b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation SB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B (?230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Beijing, PRC, on March 22, 2007.

Asian Financial, Inc. (Registrant)

/s/ Wenhua Guo
By: Wenhua Guo Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: March 22, 2007	/s/ Wenhua Guo
Wenhua Guo
Chairman of the Board and Chief Executive Officer (Director and Principal Executive Officer)

Dated: March 22, 2007	/s/ Baiyun Sun
Baiyun Sun
Director and Interim Chief Financial Officer

Dated: March 22, 2007	/s/ Xiqing Diao
Xiqing Diao
Director and Chief Operating Officer

Dated: March 22, 2007	/s/ Zhiguo Hao
Zhiguo Hao
Director

Dated: March 22, 2007	/s/ Lixing Wang
Lixing Wang
Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Equity Transfer Agreement dated August 31, 2006 (incorporated by reference from Form 8-K filed on September 6, 2006)

3.1(i)	Articles of Incorporation, as amended (incorporated by reference from Registration Statement on Form 10-SB filed on August 24, 1999).

3.1(ii)	By-laws (incorporated by reference to the Registrant’s Form 10-KSB filed on September 10, 1999).

4.1	Equity Transfer Agreement dated August 31, 2006 (incorporated by reference from Form 8-K filed on September 6, 2006) (Exhibit 2.1)

4.2	Securities Purchase Agreement dated October 24, 2006 (incorporated by reference from Form 8-K filed on October 25, 2006)

5.1	Opinion of Bagley, Karpan, Rose & White, L.L.C, as to legality of offered securities (to be filed in an amendment prior to effectiveness)

10.1	Registration Rights Agreement dated October 24, 2006 (incorporated by reference from Form 8-K filed on October 25, 2006)

10.2
Loan Agreement, dated July 29, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.3
Loan Agreement, dated September 3, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd.  and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.4
Loan Agreement, dated September 22, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006).

10.5
Loan Agreement, dated November 16, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006)..

10.6
Loan Agreement, dated February 24, 2006, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China (incorporated by reference from Form 8-K filed on October 13, 2006)..

10.7
Lease Agreement between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Digital Printing Technology Industry (China) Co. Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006)

10.8	Form of Employment Agreement (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.9
Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.10
Maximum Credit Guaranty made by Hunan Duoyuan Printing Technology Industry (China) Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.11
Maximum Credit Guaranty made by Hunan Duoyuan Printing Machinery Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

21.1	Subsidiaries of the registrant (incorporated by reference from Form 8-K filed on September 6, 2006)

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP,